SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ABAXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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September 17, 2012

Dear Shareholder:

This year’s annual meeting of shareholders will be held on Wednesday, October 24, 2012, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Abaxis, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders is important.

A copy of our Annual Report to Shareholders is also enclosed for your information. At the annual meeting we will review our activities over the past year and our plans for the future. We look forward to seeing you at the annual meeting.

Sincerely yours,

CLINTON H. SEVERSON
Chairman of the Board, President and
Chief Executive Officer

Corporate Headquarters
Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587
Tel 510-675-6500   Fax 510-441-6150   www.abaxis.com

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On October 24, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Abaxis, Inc., a California corporation (the “Company”). The meeting will be held on Wednesday, October 24, 2012, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587, for the following purposes:

1.      To elect our six nominees for director to serve for the ensuing year and until their successors are elected and qualified.

2.      To (i) approve an amendment to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the 2005 Plan by 900,000 shares and increase the maximum number of shares that may be issued pursuant to incentive stock options and (ii) reapprove the Internal Revenue Code Section 162(m) performance criteria and award limits of the 2005 Plan to permit the Company to continue to grant awards to our key officers that qualify as performance based compensation under Rule 162(m) of the Internal Revenue Code.

3.      To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.      To ratify the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is August 31, 2012. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 3240 Whipple Road, Union City, California.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to
Be Held on Wednesday, October 24, 2012, at 10:00 a.m., Pacific time, at our offices, located at
3240 Whipple Road, Union City, California 94587.

The proxy statement and annual report to shareholders are
available at http://investor.abaxis.com/.

By Order of the Board of Directors

ALBERTO R. SANTA INES
Secretary

Union City, California
September 17, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS	1
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1
PROPOSAL 1: ELECTION OF DIRECTORS	6
Nominees	6
Vote Required and Recommendation of the Board of Directors	6
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY	7
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9
Independence of the Board of Directors	9
Board Leadership Structure	9
Role of the Board in Risk Oversight	10
Meetings of the Board of Directors	10
Information Regarding Committees of the Board of Directors	10
Audit Committee	10
Compensation Committee	12
Nominating and Corporate Governance Committee	13
Shareholder Communications with the Board of Directors	14
Code of Business Conduct and Ethics	14
PROPOSAL 2: APPROVAL OF AMENDMENT TO THE ABAXIS, INC. 2005 EQUITY INCENTIVE PLAN AND REAPPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(M) PERFORMANCE CRITERIA AND AWARD LIMITS	15
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	28
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
Principal Accounting Fees and Services	32
Pre-Approval Policies and Procedures	32
Vote Required and Recommendation of the Board of Directors	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	36
COMPENSATION DISCUSSION AND ANALYSIS	37
EXECUTIVE COMPENSATION	46
Summary Compensation Table	46
Grants of Plan-Based Awards in Fiscal 2012	48
Outstanding Equity Awards at Fiscal Year End 2012	49
Option Exercises and Stock Vested in Fiscal 2012	50
Severance and Change in Control Agreements	50
Potential Payments Upon Termination or Change in Control	52
DIRECTOR COMPENSATION	53
Director Compensation Table	53
TRANSACTIONS WITH RELATED PERSONS	54
Certain Relationships and Related Transactions	54
Indemnification Agreements	54
Related-Person Transactions Policy and Procedures	54
HOUSEHOLDING OF PROXY MATERIALS	55
OTHER MATTERS	55

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS
October 24, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Abaxis, Inc., a California corporation (referred to as the “Company” or “Abaxis”), is soliciting your proxy to vote at the 2012 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about September 17, 2012 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, October 24, 2012, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587.  Directions to the annual meeting may be found at www.abaxis.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on August 31, 2012 will be entitled to vote at the annual meeting.  On this record date, there were 21,932,263 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on August 31, 2012 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record.  As a shareholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on August 31, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

●	Election of six directors;

●
Approval of an amendment to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the 2005 Plan by 900,000 shares and increase the maximum number of shares that may be issued pursuant to incentive stock options and reapproval of the Internal Revenue Code Section 162(m) performance criteria and award limits of the 2005 Plan;

●	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and

●	Ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

●	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

●
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

●
To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your vote must be received by 1:00 a.m. Central time on October 24, 2012 to be counted.

●
To vote on the Internet, go to http://www.investorvote.com/ABAX to complete an electronic proxy card.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your vote must be received by 1:00 a.m. Central time on October 24, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet if instructed by your broker or bank.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon other than the election of directors, you have one vote for each share of common stock you own as of August 31, 2012.  For the election of directors, cumulative voting is available.  Under cumulative voting, you would have six votes for each share of common stock you own.  You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose.  However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes.  If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director, “For” the amendment to the 2005 Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the 2005 Plan by 900,000 shares, increase the maximum number of shares that may be issued pursuant to incentive stock options and reapprove the Internal Revenue Code Section 162(m) performance criteria and award limits of the 2005 Plan, “For” the advisory approval of executive compensation and “For” the ratification of the appointment of Burr Pilger Mayer, Inc. as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2013.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card or his replacement) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees and Morrow & Co., LLC, 470 West Avenue, Stamford, Conneticut 06902, 1-800-607-0088 (“Morrow”) may also solicit proxies in person, by telephone or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies, but Morrow will be paid its customary fee of approximately $10,000 plus out-of-pocket expenses if it solicits proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on each of the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy card with a later date.

●	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 3240 Whipple Road, Union City, California 94587.

●	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 20, 2013, to the Company’s Secretary at 3240 Whipple Road, Union City, California 94587.  You are also advised to review the Company’s Bylaws, which contain additional requirements for advance notice of shareholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.  Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.”  Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

●
Proposal No. 1:  For the election of directors, the six nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected.  Abstentions and broker non-votes will have no effect.

●
Proposal No. 2:  To be approved, Proposal No. 2, approval of an amendment to the 2005 Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the 2005 Plan by 900,000 shares and increase the maximum number of shares that may be issued pursuant to incentive stock options and reapproval of the Internal Revenue Code Section 162(m) performance criteria and award limits of the 2005 Plan, must receive “For” votes from the holders of a majority of the shares present either in person or by proxy and voting on Proposal No. 2, provided that the votes in favor of Proposal No. 2 are a majority of the votes that constitute the required quorum. Abstentions and broker non-votes will not be counted towards the vote total.

●
Proposal No. 3:  Advisory approval of the compensation of the Company’s named executive officers will be considered to have been obtained if the proposal receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote.  Abstentions and broker non-votes will have no effect.

●
Proposal No. 4:  To be approved, Proposal No. 4, ratifying the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as independent registered public accounting firm for the fiscal year ending March 31, 2013, must receive “For” votes from the holders of a majority of shares present either in person or by proxy and voting.  Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting.  A quorum will be present if shareholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 21,932,263  shares outstanding and entitled to vote.  Thus, the holders of 10,966,132 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Votes for and against, abstentions and “broker non-votes” will each be counted as present for the purposes of determining the presence of a quorum.  Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to shareholders are available at http://investor.abaxis.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The authorized number of directors currently constituting the Company’s Board of Directors (the “Board”) is six.  All of the Company’s current directors are to be elected for the ensuing year and will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal.  Proxies cannot be voted for a greater number of persons than the six nominees named in this Proposal 1.  Each of the nominees listed below is currently a director of the Company who was previously elected by the shareholders.  It is the Company’s policy to strongly encourage nominees for directors to attend the Annual Meeting.  All of the Company’s directors attended the 2011 Annual Meeting of Shareholders.

The candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected.  The persons named in the accompanying proxy will vote the shares represented thereby for the nominees named below, but may cumulate the votes for fewer than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company.  Each person nominated for election has agreed to serve if elected.  The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The nominees for election to the Board at the 2012 Annual Meeting are Clinton H. Severson, Vernon E. Altman, Richard J. Bastiani, Ph.D., Michael D. Casey, Henk J. Evenhuis and Prithipal Singh, Ph.D.  Please see “Directors and Executive Officers of the Company” below for information concerning the nominees.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

Although abstentions and broker “non-votes” will each be counted as present for purposes of determining a quorum, neither abstentions nor broker “non-votes” will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected.

If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board may designate.  In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information concerning the Company’s executive officers and directors as of August 31, 2012.

Name	Age	Title
Clinton H. Severson	64	Chairman of the Board, President and Chief Executive Officer
Vernon E. Altman(1)(3)	67	Director
Richard J. Bastiani, Ph.D.(1)(2)(3)	69	Director
Michael D. Casey(1)(2)(3)	66	Director
Henk J. Evenhuis(1)(3)	69	Director
Prithipal Singh, Ph.D.(1)(2)(3)	73	Director
Alberto R. Santa Ines	65	Chief Financial Officer and Vice President of Finance
Kenneth P. Aron, Ph.D.	59	Chief Technology Officer
Donald P. Wood	60	Chief Operations Officer
Martin V. Mulroy	51	Chief Commercial Officer for North America Animal Health
Vladimir E. Ostoich, Ph.D.	67	Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, Founder
Brenton G.A. Hanlon	66	Vice President of Medical Sales and Marketing for North America
Achim Henkel	54	Managing Director of Abaxis Europe GmbH
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Clinton H. Severson has served as our President, Chief Executive Officer and one of our directors since June 1996.  He was appointed Chairman of the Board in May 1998.  Since June 2011, Mr. Severson served on the Board of Directors of Response Biomedical Corporation (CDNX: RBM).  Since November 2008, Mr. Severson served on the Board of Directors of Trinity Biotech (Nasdaq: TRIB), a biotechnology company.  From November 2006 to February 2012, Mr. Severson served on the Board of Directors of CytoCore, Inc. (OTCBB: CYOE.OB), a biotechnology company.  From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostic company.  Mr. Severson is also a member of the board of directors of a privately-held company.  Mr. Severson was selected as a director because of his in-depth knowledge of our operations, financial condition and strategy in his position as our President and Chief Executive Officer, as well as his extensive senior management experience in medical diagnostics and experience serving on the boards of various public and private companies.

Vernon E. Altman joined the Board in April 2011.  Mr. Altman joined the founding group to start Bain & Company, a global business consulting firm, in 1973 and is currently Senior Advisor of Bain & Company.  Mr. Altman is Chairman of the Board of Directors of Vobile, Inc., a company focused on content protection and monetization for media companies and other digital media stakeholders.  He also served on the Board of Directors of Napster, Inc. prior to its acquisition.  Mr. Altman was selected to serve as director because of his vast array of experiences in many different industry segments, including operational, executive leadership and board experience.

Richard J. Bastiani, Ph.D. joined the Board in September 1995.  Dr. Bastiani is currently retired.  From 2007 to 2011, Dr. Bastiani served as Chairman of the Board of Directors of Response Biomedical Corporation (CDNX: RBM).  From 1998 to 2005, Dr. Bastiani served as Chairman of the Board of Directors of ID Biomedical Corporation (Nasdaq: IDBE), after he was appointed to the Board of Directors of ID Biomedical Corporation in October 1996.  Dr. Bastiani was President of Dendreon (Nasdaq: DNDN), a biotechnology company, from September 1995 to September 1998.  From 1971 until 1995, Dr. Bastiani held a number of positions with Syva Company, a diagnostic company, including as President from 1991 until Syva was acquired by a subsidiary of Hoechst AG of Germany in 1995.  Dr. Bastiani is also a member of the board of directors of two privately-held companies.  Dr. Bastiani was selected as a director because of his extensive leadership experience in biotechnology companies and his in-depth knowledge of our business, strategy and management team, as well as his experience serving as Chairman of the Compensation Committee and on the boards of various public and private companies.

Michael D. Casey joined the Board in October 2010. Mr. Casey is currently retired. From September 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc. From November 1995 to September 1997, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc. (NYSE: SHP). In December 1996, he was appointed President of the retail and specialty products division of Schein Pharmaceutical. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey has served on the Board of Directors of Celgene Corporation (Nasdaq: CELG) since 2002 and Durect Corp. (Nasdaq: DRRX) since 2004. Mr. Casey previously served on the Board of Directors of AVI Biopharma, Inc. (Nasdaq: AVII) from 2006 to 2010, Allos Therapeutics, Inc. (Nasdaq: ALTH) from 2002 to 2010, Cholestech Corporation (Nasdaq: CTEC) from 2001 to 2007, OrthoLogic Corporation (Nasdaq: OLGC) from 2004 to 2007, Sicor, Inc. (Nasdaq: SCRI) from 2002 to 2004 and Bone Care International, Inc. (Nasdaq: BCII) from 2001 to 2005. Mr. Casey was selected to serve as director because of his extensive industry knowledge and experience, including operational, leadership and board experience from his executive positions at pharmaceutical/biotechnology companies.

Henk J. Evenhuis joined the Board in November 2002.  Mr. Evenhuis is currently retired.  He served on the Board of Directors of Credence Systems Corporation (Nasdaq: CMOS), a semiconductor equipment manufacturer, from 1993 to 2008.  Mr. Evenhuis served as Executive Vice President and Chief Financial Officer of Fair Isaac Corporation (NYSE: FIC), a global provider of analytic software products to the financial services, insurance and health care industries from October 1999 to October 2002.  From 1987 to 1998, he was Executive Vice President and Chief Financial Officer of Lam Research Corporation (Nasdaq: LRCX), a semiconductor equipment manufacturer.  Mr. Evenhuis was selected as a director because of his financial expertise and prior senior leadership experience as a Chief Financial Officer at global technology companies, as well as his experience serving on the boards of various public companies, which provides a strong foundation to serve as Chairman of the Audit Committee.

Prithipal Singh, Ph.D. joined the Board in June 1992.  Prior to retiring,  Dr. Singh was the Founder, Chairman and Chief Executive Officer of ChemTrak Inc. (Pink Sheets: CMTR) from 1988 to 1998.  Prior to this, Dr. Singh was an Executive Vice President of Idetec Corporation from 1985 to 1988 and a Vice President of Syva Corporation from 1977 to 1985.  Dr. Singh was selected as a director because of his insight and experience in biotechnology companies through his prior executive leadership and management positions.

Alberto R. Santa Ines has served as our Chief Financial Officer and Vice President of Finance since April 2002.  Mr. Santa Ines joined us in February 2000 as Finance Manager.  In April 2001, Mr. Santa Ines was promoted to Interim Chief Financial Officer and Director of Finance, and in April 2002, he was promoted to his current position.  From March 1998 to January 2000, Mr. Santa Ines was a self-employed consultant to several companies.  From August 1997 to March 1998, Mr. Santa Ines was the Controller of Unisil (Pink Sheets: USIL), a semiconductor company.  From April 1994 to August 1997, he was a Senior Finance Manager at Lam Research Corporation (Nasdaq: LRCX), a semiconductor equipment manufacturer.

Kenneth P. Aron, Ph.D. has served as our Chief Technology Officer since April 2008.  Dr. Aron joined us in February 2000 as Vice President of Research and Development.  From April 1998 to November 1999, Dr. Aron was Vice President of Engineering and Technology of Incyte Pharmaceuticals (Nasdaq: INCY), a genomic information company.  From April 1996 to April 1998, Dr. Aron was Vice President of Research, Development and Engineering for Cardiogenesis Corporation (Nasdaq: CGCP), a manufacturer of laser-based cardiology surgical products.

Donald P. Wood has served as our Chief Operations Officer since April 2009.  Mr. Wood joined us in October 2007 as Vice President of Operations.  From April 2003 to September 2007, Mr. Wood was the Vice President of Operations of Cholestech Corporation (Nasdaq: CTEC), a medical products manufacturing company that was subsequently acquired by Inverness Medical Innovations, Inc. in September 2007.  From July 2001 to March 2003, Mr. Wood served as Vice President of Bone Health, a business unit of Quidel Corporation, a manufacturing and marketer of point-of-care diagnostics, and was responsible for Bone Health Product Operations, Device Research and Development, and Sales and Marketing.  He also served as Quidel’s Vice President of Ultrasound Operations from August 1999 to July 2001.  Prior to joining Quidel, Mr. Wood was the Director of Ultrasound Operations for Metra Biosystems Inc., a developer and manufacturing company of point-of-care products for osteoporosis, from July 1998 to August 1999 prior to Quidel’s acquisition of Metra Biosystems Inc.

Martin V. Mulroy has served as our Chief Commercial Officer for North America Animal Health since April 2012.  Mr. Mulroy joined us in November 1997 as the Northeast Regional Sales Manager.  He was promoted to Eastern Area Director of Sales in December 1998 and, in January 2005, he was promoted to National Sales Director for the Domestic Veterinary market.  In May 2006, Mr. Mulroy was promoted to Vice President of Animal Health Sales and Marketing for North America.  From March 1996 to November 1997, Mr. Mulroy was Regional Sales Manager for BioCircuits Inc., an immunoassay company in the medical market.  Mr. Mulroy was Regional Sales Manager from 1990 to 1992 and Field Operations Manager from 1992 to 1995 for MAST Immunosystems Inc., a privately-held medical diagnostic company.

Vladimir E. Ostoich, Ph.D., one of our co-founders, is currently the Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim.  Dr. Ostoich has served as Vice President in various capacities at Abaxis since inception, including as Vice President of Research and Development, Senior Vice President of Research and Development, Vice President of Engineering and Instrument Manufacturing and Vice President of Marketing and Sales for the United States and Canada.

Brenton G.A. Hanlon has served as our Vice President of Medical Sales and Marketing for North America since September 2009.  Mr. Hanlon served on our Board from November 1996 through August 2009.  From January 2001 to August 2009, Mr. Hanlon was President and Chief Executive Officer of Hitachi Chemical Diagnostics, a manufacturer of in vitro allergy diagnostic products.  Concurrently, from December 1996 to August 2009, Mr. Hanlon was also President and Chief Operating Officer of Tri-Continent Scientific, a subsidiary of Hitachi Chemical, specializing in liquid-handling products and instrument components for the medical diagnostics and biotechnology industries.  From 1989 to December 1996, Mr. Hanlon was Vice President and General Manager of Tri-Continent Scientific.  Mr. Hanlon serves on the board of directors of a privately-held company.

Achim Henkel has served as the Managing Director of our subsidiary, Abaxis Europe GmbH, since its incorporation in 2008.  Mr. Henkel joined us in January 1998 as a consultant to build a European distribution network.  From January 2000 to June 2008, Mr. Henkel was Sales and Marketing Manager for Europe, the Middle East and Africa.  From October 1996 to December 1997, Mr. Henkel was a self-employed consultant to several companies.  From January 1988 to September 1996, Mr. Henkel held a number of positions with Syva Diagnostics Germany, including as National Sales Manager from 1991 until Syva was acquired by a subsidiary of Hoechst AG in 1995.  From 1982 to 1987, Mr. Henkel was regional sales manager for Hoechst AG, a German pharmaceutical company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors.  The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that each of the following persons are independent within the meaning of the applicable Nasdaq listing standards: Mr. Altman, Dr. Bastiani, Mr. Casey, Mr. Evenhuis and Dr. Singh.  In making this determination, the Board found that none of these current directors or nominees for director had a material or other disqualifying relationship with the Company.  Mr. Severson, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.  There are no family relationships among any of the Company’s directors or officers.

BOARD LEADERSHIP STRUCTURE

The Board is currently chaired by Mr. Severson, the Company’s President and Chief Executive Officer.  The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose.  In the Company’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy.  Instead, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans.  In addition, the Company believes that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.  The Company also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company, as is the case with Mr. Severson, who has served as the Company’s President, Chief Executive Officer and a director since June 1996.  The Company believes that maintaining independence of the Board as a whole is important to ensure the effective independent functioning of the Board in its oversight responsibilities.  As such, while the Company does not have a lead independent director, each of the Company’s directors, other than Mr. Severson, is independent.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process.  Management is responsible for identifying risk and risk controls related to business activities.  The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces, and how the Company is seeking to control such risks.  The Board administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met six times during the fiscal year ended March 31, 2012.  Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal 2012, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal 2012 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Clinton H. Severson	—	—	—
Vernon E. Altman	X	—	X
Michael D. Casey	X	X	X
Richard J. Bastiani, Ph.D.	X	X*	X
Henk J. Evenhuis	X*	—	X
Prithipal Singh, Ph.D.	X	X	X*
Total meetings in fiscal 2012(1)	5	4	0

*	Committee Chairperson
(1)	In addition, the Compensation Committee and Nominating and Corporate Governance Committee meet in the context of meetings of the full Board, as described below.

Below is a description of each committee of the Board.  The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee is currently composed of five directors: Mr. Evenhuis, Mr. Altman, Dr. Bastiani, Mr. Casey and Dr. Singh.  Mr. Evenhuis serves as Chairman of the Audit Committee.  For additional information about the Audit Committee, see “Report of the Audit Committee of the Board of Directors” below.  The Audit Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Board annually reviews the Nasdaq Stock Market, or Nasdaq, listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (based on the requirements for independence set forth in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).  Securities and Exchange Commission (“SEC”), regulations require the Company to disclose whether a director qualifying as an “audit committee financial expert” serves on the Audit Committee.  The Board has determined that Mr. Evenhuis qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.  The Board made a qualitative assessment of Mr. Evenhuis’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The Audit Committee reviews and monitors the Company’s corporate financial reporting and external audits, including, among other things, the Company’s control functions, the results and scope of the annual audit and other services provided by the independent registered public accountants and the Company’s compliance with legal matters that have a significant impact on its financial reports.  Among other things, the Audit Committee:

●	evaluates the performance of and assesses the qualifications of the independent auditors;

●	determines and approves the engagement of the independent auditors;

●	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

●	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

●	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

●	reviews and approves transactions between the company and any related persons;

●	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

●
establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

●
meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Report of the Audit Committee of the Board of Directors1

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including internal control systems.  In the fiscal year ended March 31, 2012, Burr Pilger Mayer, Inc. was responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles.  Burr Pilger Mayer, Inc. has acted in such capacity since its appointment on August 25, 2005.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2012 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has met with Burr Pilger Mayer, Inc., with and without management present, to discuss the overall scope and results of Burr Pilger Mayer, Inc.’s audit and review procedures, and the overall quality of its financial reporting.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

THE AUDIT COMMITTEE
Henk J. Evenhuis, Chairman
Vernon E. Altman
Richard J. Bastiani, Ph.D.
Michael D. Casey
Prithipal Singh, Ph.D.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Bastiani, Mr. Casey and Dr. Singh.  Dr. Bastiani serves as Chairman of the Compensation Committee.  All current members of the Compensation Committee are non-employee members of the Board and are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).  From time to time, the Compensation Committee meets jointly with the Board and although we consider these joint meetings as Compensation Committee meetings as well as Board meetings, the directors are not compensated for these Compensation Committee meetings as separate meetings.  The Compensation Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.  For additional information about the Compensation Committee, see “Compensation Committee Report” and “Executive Compensation.”

The Compensation Committee reviews and makes recommendations to the Board regarding the Company’s compensation strategy, policies, plans and programs and all forms of compensation to be provided to the Company’s executive officers and directors, including among other things:

●
development or review and approval of corporate and individual performance objectives relevant to the compensation of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

●
review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers; and

●	development or review and approval of incentive-based or equity-based compensation plans in which the Company’s executive officers and employees participate.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an executive officer or employee of the Company.  None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee.  For information with respect to related-person transactions involving members of the Compensation Committee, see “Transactions with Related Persons.”

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the disclosures in the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement.  Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard J. Bastiani, Ph.D., Chair
Michael D. Casey
Prithipal Singh, Ph.D.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of five directors: Dr. Singh, Mr. Altman, Dr. Bastiani, Mr. Casey and Mr. Evenhuis.  Dr. Singh serves as Chairman of the Nominating and Corporate Governance Committee.  Each of the members of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).  From time to time, the Nominating and Corporate Governance Committee meets jointly with the Board and although we consider these joint meetings as Nominating and Corporate Governance Committee meetings as well as Board meetings, the directors are not compensated for these Nominating and Corporate Governance Committee meetings as separate meetings.  As part of its duties, the Nominating and Corporate Governance Committee conducts periodic self-assessments of the Board and recommends the slate of directors to be nominated for election each year.  The Nominating and Corporate Governance Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Nominating and Corporate Governance Committee reviews the results of evaluations of the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics, and the optimal size of the Board in light of these needs, in determining the director candidates to be nominated at the annual meeting.  The Nominating and Corporate Governance Committee will evaluate candidates for directors, including incumbent directors and candidates proposed by directors, shareholders or management, in light of the Nominating and Corporate Governance Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards, if any, established by the Nominating and Corporate Governance Committee.  If the Nominating and Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll existing directors or management for suggestions for candidates and may engage, as appropriate, a third party search firm to assist in identifying qualified candidates.  The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.  In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

The Nominating and Corporate Governance Committee will consider director nominations made by shareholders in accordance with the requirements of the Company’s bylaws consistent with these procedures.  Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to the secretary of the Company.  To be timely, a shareholder nomination for a director to be elected at an annual meeting shall be received at the Company’s principal executive offices not less than 120 calendar days in advance of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made.  Each such notice shall set forth:  (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.  Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders.

2 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Nominating and Corporate Governance Committee does not have a policy regarding diversity.  Diversity is one of a number of factors that the committee takes into account in identifying nominees, and the committee believes that it is essential that Board members represent diverse viewpoints.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the Board or any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
or any individual director
c/o Mr. Alberto R. Santa Ines, Chief Financial Officer and Secretary
3240 Whipple Road
Union City, CA 94587
Fax: 510-441-6151 or
Email Address: investors@abaxis.com

The Compliance Officer shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Compliance Officer in consultation with the Company’s legal counsel.  The Board or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable.  The Compliance Officer shall relay all communications to directors absent safety or security issues.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted the Abaxis, Inc. Code of Business Conduct and Ethics that applies to all of the Company’s executive officers, directors and employees, including without limitation the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Code of Business Conduct and Ethics is available on our website at www.abaxis.com under “Investor Relations” at “Corporate Governance.”  If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.  The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN AND REAPPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(M) PERFORMANCE CRITERIA AND AWARD LIMITS

In July 2005, the Board adopted, and the Company’s shareholders subsequently approved, the Abaxis, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), which was an amendment and restatement of the Company’s 1998 Stock Option Plan. Prior to any shareholder approval of the increase in shares subject to this Proposal 2, as of August 31, 2012, there were an aggregate of 5,886,000 shares of common stock authorized for issuance under the 2005 Plan. During fiscal 2012, the Company granted restricted stock unit awards for an aggregate of 436,000 shares of common stock under the 2005 Plan. No stock options were granted under the 2005 Plan during fiscal 2012.

Proposed Amendment to the 2005 Plan

In July 2012, the Board approved an amendment to the 2005 Plan, subject to shareholder approval, to increase the aggregate number of shares of common stock authorized for issuance under the 2005 Plan (the “Plan Reserve”) by 900,000 shares to a total of 6,786,000 shares in order to ensure that the Company can continue to grant stock-based awards at levels determined appropriate by the Board.  In August 2012, the Compensation Committee approved an amendment to the 2005 Plan, subject to shareholder approval, to (i) provide that the new Plan Reserve of 6,786,000 shares is the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options under the 2005 Plan; (ii) clarify that the prohibition on repricing stock options and stock appreciation rights without prior shareholder approval also applies to prohibit the cancellation of such awards in exchange for cash; (iii) eliminate the limitation on the number of shares that may be issued pursuant to restricted stock awards, restricted stock units and performance share awards granted under the 2005 plan and (iv) eliminate the requirement that no participant may be granted more than one performance award for the same performance period under the 2005 Plan.

Reapproval of the Internal Revenue Code Section 162(m) Performance Criteria and Award Limits

The Board is requesting that our shareholders reapprove the Section 162(m) performance criteria and award limits (described in more detail below) of the 2005 Plan to permit the Company to continue to grant awards to our key officers that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 162(m) of the Code denies a tax deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation paid to a covered employee exceeds $1 million. Our covered employees are our Chief Executive Officer, and our three other most highly compensated officers (not including our Chief Financial Officer). If compensation qualifies as “performance-based” for Section 162(m) purposes, a corporation may deduct it for federal income tax purposes even if it exceeds $1 million in a single year. In order to permit us to grant future awards under the 2005 Plan to our covered employees that qualify as “performance-based” compensation for Section 162(m) purposes, our shareholders must approve the provisions to the 2005 Plan that specify the types of performance criteria that may be used as performance factors under the 2005 Plan and its limitations on the maximum number of shares subject to any performance equity award and maximum dollar amount of any cash performance award that may be granted to any individual in any single year. It is possible if we do not seek reapproval of the Section 162(m) performance criteria and maximum award limitations of the 2005 Plan at this Annual Meeting, we may not be able to deduct the entirety of the compensation paid as “performance-based” compensation, including compensation attributable to stock options or restricted stock units that are granted to covered employees after the date of this Annual Meeting which, when combined with all other types of compensation received by a covered employee from Abaxis may exceed the $1 million limitation in any given year.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) $1 million deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, generally, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that, among other things, the maximum number of shares subject to the award that may be granted to any employee during a specified period is approved by the shareholders of the publicly held corporation (the “Section 162(m) Limits”). Compensation attributable to performance stock awards and performance cash awards may qualify as “performance-based” compensation, provided that, among other things, the material terms of the compensation (including the performance criteria on which performance goals are based) (the “Section 162(m) Performance Criteria”) and the maximum amount of compensation (or a formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained) (also, the “Section 162(m) Limits” and the Section 162(m) Limits together with the Section 162(m) Performance Criteria, the “Section 162(m) Provisions”) are approved at least every five years by the shareholders of the publicly held corporation before the compensation is paid. In order to enable us to continue to grant stock options, stock appreciation rights, performance stock awards and performance cash awards or other qualified performance-based compensation to covered employees under the 2005 Plan after the annual meeting that is fully deductible to the Company under Section 162(m) of the Code, we are asking our shareholders to reapprove the Section 162(m) Provisions at the annual meeting. If our shareholders do not reapprove the Section 162(m) Provisions, following the annual meeting we may not be able to grant future “performance-based” compensation awards under the 2005 Plan to our covered employees.

Our Board believes that it would be in the best interests of the Company and our shareholders to allow for the grant of tax deductible stock options, stock appreciation rights, performance stock awards, performance cash awards and other qualified performance-based compensation to its covered employees. As described below in our Compensation Discussion and Analysis, performance-based compensation and equity compensation are important elements of our executive compensation program that we believe are necessary to retain executive officers and to incentivize them to build long-term shareholder value, and to align the interests of our executive officers with our shareholders.

Shareholders are requested in this Proposal 2 to approve the amendment to the Company’s 2005 Plan and to reapprove the Section 162(m) Provisions of the 2005 Plan to permit the Company to continue to grant awards to our key officers that qualify as performance based compensation under Section 162(m) of the Code, as described above. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to approve Proposal 2. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2005 Plan, including the amendments subject to this Proposal 2, are outlined below.  This summary, however, does not purport to be a complete description of the 2005 Plan. The 2005 Plan has been filed with the SEC as an appendix to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the 2005 Plan. Any shareholder that wishes to obtain a copy of the actual plan document may do so by written request to: Investor Relations, Abaxis, Inc., 3240 Whipple Road, Union City, California 94587.

General

The 2005 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards (stock purchase rights and stock bonuses), restricted stock units, performance shares, performance units, performance cash awards and other stock-based awards (collectively “awards”). Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2005 Plan are not intended to qualify as “incentive stock options” under the Code. Stock appreciation rights granted under the 2005 Plan may be tandem rights or freestanding rights. See “Federal Income Tax Information” for a discussion of the tax treatment of awards. To date, the Company has granted only stock options and restricted stock units under the 2005 Plan.

Purpose

The Board adopted the 2005 Plan to provide a means by which employees, directors and consultants of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.  As of August 31, 2012, we had approximately 521 employees, including eight executive officers, and we had five non-employee directors and 15 consultants who would be eligible to receive awards under the 2005 Plan.

Administration

The 2005 Plan is administered by the Compensation Committee of the Board or another committee of the Board appointed to administer the 2005 Plan, or, in the absence of such committee, by the Board. (For purposes of this summary, the term “Committee” refers either to such committee or to the Board.) Subject to the provisions of the 2005 Plan, the Committee has the power to construe and interpret the 2005 Plan and to determine in its discretion the persons to whom or the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m) of the Code and the repricing, cancellation and regrant restrictions described below, amend or cancel any award, waive any restrictions or conditions applicable to any award, and accelerate, extend or defer the vesting of any award. The Committee may delegate to two of its members the authority to grant awards under the 2005 Plan. The 2005 Plan provides, subject to certain limitations, for indemnification by the company of any director or officer against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. All awards granted under the 2005 Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee will interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2005 Plan or any award.

Repricing; Cancellation and Regrant of Stock Awards

Under the 2005 Plan, without obtaining the approval of our shareholders, the Committee does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right in exchange for cash and/or new options or stock appreciation rights with a lower exercise price without obtaining the approval of our shareholders.

Shares Subject to the 2005 Plan

Subject to approval of this Proposal 2, the maximum number of shares of common stock that may be issued under the 2005 Plan is 6,786,000 shares.  As of August 31, 2012, stock awards consisting of restricted stock units covering an aggregate of 1,119,000 shares of common stock and stock options covering an aggregate of 254,000 shares of common stock were outstanding under the 2005 Plan and (prior to the increase discussed in this Proposal 2) an aggregate of 96,000 shares of common stock remain available for future grant under the 2005 Plan.

If awards granted under the 2005 Plan expire or otherwise terminate or are cancelled for any reason without having been exercised or settled in full, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2005 Plan. If shares of common stock subject to forfeiture or repurchase issued pursuant to stock awards under the 2005 Plan are forfeited or repurchased by the Company, the forfeited or repurchased stock will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for grant to the extent an award is settled in cash. Shares withheld or reacquired by the company in satisfaction of a tax withholding obligation will not reduce the number of shares available for grant under the 2005 Plan. The number of shares available under the 2005 Plan will be reduced upon the exercise of a stock appreciation right by the number of shares that are actually issued to a participant under such award. If shares are tendered in payment of the exercise price of an option, or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2005 Plan will be reduced by the net number of shares for which the option is exercised.

Eligibility

Awards may be granted to employees, consultants and directors of the Company or any affiliate of the Company. Incentive stock options may be granted under the 2005 Plan only to employees (including officers) of the Company and its affiliates who qualify as parent or subsidiary companies under the incentive stock option rules.  Employees (including officers), directors and consultants of both the Company and its parents, subsidiaries or affiliates are eligible to receive all other types of awards under the 2005 Plan.

No incentive stock option may be granted under the 2005 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant.  In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2005 Plan and any other such plans of the Company and its affiliates) may not exceed $100,000.

In addition to the limitation described above on the total number of shares of our common stock that will be authorized for issuance under the 2005 Plan, the 2005 Plan limits the numbers of shares that may be issued under each type of award, subject to adjustment as described below. Subject to this Proposal 2, no more than 6,786,000 shares may be issued upon the exercise of incentive stock options granted under the 2005 Plan.  In addition, no more than 5% of the maximum aggregate number of shares authorized under the 2005 Plan may be issued pursuant to such full value awards that provide for vesting more rapidly than over a period of three years if vesting is based upon continued service alone or that have a performance period of less than 12 months if vesting is based on the attainment of performance goals. To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the 2005 Plan establishes limits on the maximum aggregate number of shares or dollar amount for which any such award may be granted to an employee in any fiscal year (the “Section 162(m) Limitations”). The limits for awards intended to qualify as performance-based are as follows:

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Stock options and stock appreciation rights: No employee may be granted within any fiscal year one or more stock options or stock appreciation rights granted independently of any stock option that in the aggregate are for more than 100,000 shares.

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Stock purchase rights, stock bonuses and restricted stock unit awards: No employee may be granted within any fiscal year one or more restricted stock awards or restricted stock unit awards that in each case are subject to vesting based on the attainment of performance goals, that are for more than 500,000 shares.

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Performance share and performance unit awards: No employee may be granted performance shares or performance units that could result in such employee receiving more than 500,000 shares (with respect to performance shares) or a value equal to more than 500,000 shares (with respect to performance units), for each fiscal year contained in the performance period of the award.

•	Performance cash awards: No participant may be granted a performance cash award in any calendar year that has a maximum value that may be paid to such participant in excess of $5,000,000.

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Other stock-based awards: No employee may be granted stock-based awards other than stock options, stock appreciation rights, restricted stock units, performance awards or deferred compensation awards that could result in such employee receiving more than 50,000 shares (or equivalent value) in any fiscal year.

Terms of Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2005 Plan pursuant to a restricted stock unit award agreement.

Consideration.  The purchase price, if any, for restricted stock unit awards may be paid in any form of legal consideration acceptable to the Committee, including the provision of services.

Settlement of Awards.  A restricted stock unit award may be settled and the Company shall issue shares underlying the award on the date on which restricted stock units subject to the participant’s restricted stock unit award vest or on such other date determined by the Committee, in its discretion.  Notwithstanding the foregoing, if permitted by the Committee and set forth in the award agreement, the participant may elect in accordance with terms specified in the award agreement to defer receipt of all or any portion of the shares of stock or other property otherwise issuable to the participant in connection with settlement of the restricted stock unit award.

Vesting.  Restricted stock unit awards may or may not be subject to vesting conditions based on service or the achievement of such performance criteria as the Committee specifies, including without limitation the attainment of one or more performance goals similar to those described in connection with performance awards below. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited upon the participant's termination of service for any reason, whether voluntary or involuntary (including the participant's death or disability).

Restrictions on Transfer.  During any period in which shares acquired pursuant to a restricted stock unit award remain subject to vesting conditions, such shares may not be transferred by the participant other than by will or by the laws of descent and distribution or as otherwise provided in the award agreement.

Voting Rights; Dividend Equivalents.  Participants holding restricted stock unit awards shall have no rights to vote the shares until the date of issuance of such shares. The Committee, in its discretion, may provide for participants to receive a dividend equivalent to be credited with respect to shares covered by a restricted stock unit award upon the grant of a cash dividend. Such additional restricted stock units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the restricted stock units originally subject to the award.  However, the Company does not anticipate paying cash dividends on its common stock for the foreseeable future.

Terms of Options

The following is a description of the permissible terms of options under the 2005 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.  We have not granted options since fiscal year 2006.

Exercise Price; Payment.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the effective date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value.  The exercise price of nonstatutory options may not be less than 100% of the fair market value of the stock on the effective date of grant.  As of August 31, 2012, the closing price of our common stock as reported on the Nasdaq Global Market was $37.47 per share.

Payment of the exercise price of options granted under the 2005 Plan must be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company (or attestation to the ownership) of shares of common stock owned by the participant having a fair market value not less than the exercise price, (iii) by means of a net-exercise procedure, (iv) by means of a broker-assisted cashless exercise, or (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law.  The Committee may at any time or from time to time grant options that do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or that otherwise restrict one or more forms of consideration.

Vesting.  Options granted under the 2005 Plan may become exercisable in cumulative increments, or "vest," as determined by the Committee.  Shares covered by currently outstanding options under the 2005 Plan typically vest monthly during the participant's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, “service”), and certain options do not begin to vest until the first anniversary of the grant date. Shares covered by options granted in the future under the 2005 Plan may be subject to different vesting terms.

Tax Withholding.  The Company may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by deducting from any payments made to the participant under the 2005 Plan or by requiring the participant to satisfy such withholding obligation through payroll withholding, cash payment or otherwise (including withholding a portion of the stock otherwise issuable to the participant) or by permitting the participant to deliver already-owned Abaxis common stock or by a combination of these means.

Term.  The maximum term of options under the 2005 Plan is ten years, except that in certain cases (see “Eligibility”), such as an incentive stock option granted to a 10% shareholder, the maximum term is five years.  Options will remain exercisable for such period of time following a participant’s termination of service as determined by the Committee and provided in the participant’s award agreement, provided that in no case may an option be exercised after its expiration date.

A participant’s option agreement may provide that if a sale of the shares acquired upon exercise of the option within the applicable time periods following the termination of the participant’s service would result in liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the option shall remain exercisable until the earlier of (i) the expiration of the term of the option, (ii) the tenth day after the last date on which such sale would result in such liability under Section 16(b), or (iii) the 190th day after the termination of participant’s service.  A participant's option agreement may provide that if the exercise of the option following the termination of the participant's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the participant is notified by the Company that the option is exercisable, during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer.  The participant may not transfer an option except by will or by the laws of descent and distribution. During the lifetime of the participant, an option may be exercised only by the participant or permitted transferee.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2005 Plan pursuant to stock appreciation rights agreements either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). No stock appreciation rights have been granted under the 2005 Plan to date.

Exercise.  A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of a Tandem SAR will be the same as the exercise price of the related option, and the exercise price of a Freestanding SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Each stock appreciation right is denominated in shares of common stock equivalents. Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares, determined by the Committee on the date of grant.

Settlement of Awards.  Payment of the appreciation distribution amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock and may be paid in a lump sum or on a deferred basis in accordance with the terms of the participant’s award agreement.

Vesting.  Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Committee.

Termination of Service.  Upon termination of a participant's service, the participant generally may exercise any vested stock appreciation right for such period specified in the stock appreciation right agreement after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term. The maximum term of any Freestanding SAR granted under the 2005 Plan is ten years.

Restrictions on Transfer.  Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the 2005 Plan pursuant to a restricted stock award agreement. No restricted stock awards have been granted under the 2005 Plan.

Consideration.  The purchase price, if any, for shares of stock issuable under each restricted stock award and the means of payment shall be established by the Committee in its discretion.

Settlement of Awards.  A restricted stock award may be settled by the delivery of shares of our common stock, as determined by the Committee.

Vesting.  Shares issued pursuant to any restricted stock award may or may not be subject to vesting conditions based on service or the achievement of such performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards.  Unless otherwise provided by the Committee, a participant will forfeit any shares of stock as to which vesting conditions have not been satisfied prior to the participant’s termination of service.

Restrictions on Transfer.  During any period in which shares acquired pursuant to a restricted stock award remain subject to vesting conditions, such shares may not be transferred by the participant other than by will or by the laws of descent and distribution or as otherwise provided in the award agreement.

Voting Rights; Dividend Equivalents.  Unless otherwise determined by the Committee, participants holding stock awards subject to vesting conditions will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Performance Awards

Under the 2005 Plan, the Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the company and the participant. These awards may be designated as performance shares, performance units or performance cash awards. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a number shares of common stock. Performance cash awards are unfunded bookkeeping entries having a monetary value established by the Committee at the time of grant.

Performance Terms.  In granting a performance award, the Committee will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to such stock award.  Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Committee will establish the performance goals, based upon one or more pre-established criteria (the “performance criteria”) enumerated in the 2005 Plan and described below.

Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and/or any affiliate of the Company, or any of its business units as may be selected by the Committee.  The Committee, in its discretion, may base performance goals on one or more of the following such measures:

revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; stock price; earnings per share; return on shareholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; market share; daily average revenue trades; asset gathering metrics; number of customers; customer satisfaction; product development; product quality; completion of a joint venture or other corporate transaction; completion of identified special project; and overall effectiveness of management; or other measures of performance selected by the Committee.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Settlement of Awards.  Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant.  To the extent earned, performance awards may be settled in cash, shares of common stock or any combination thereof.

Adjustments.  The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code.  However, no such reduction may increase the amount paid to any other participant.  The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee.  In its discretion, the Committee may provide a participant awarded performance shares with dividend equivalent rights with respect to cash dividends paid on the company’s common stock.

Termination of Service. Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period.  If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited.

Restrictions on Transfer.  No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to settlement.

Voting Rights; Dividend Equivalents.  Participants holding performance share awards shall have no rights to vote the shares until the date of issuance of such shares.  The Committee, in its discretion, may provide for participants to receive a dividend equivalent to be credited with respect to shares covered by a performance share award upon the grant of a cash dividend.  No deemed equivalents shall be paid with respect to performance units.

Deferred Compensation Awards

The 2005 Plan authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash an award of deferred stock units or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units.  Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement.

Settlement of Awards.  Deferred stock units will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award.  Participants are not required to pay any additional consideration in connection with the payment of a stock bonus or the settlement of deferred stock units.

Voting Rights; Dividend Equivalents.  A holder of deferred stock units has no voting rights or other rights as a shareholder until shares of common stock are issued to the participant in settlement of the deferred stock units.  However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock.  Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the Committee in the participant’s award agreement.

Restrictions on Transfer.  Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other Stock-Based Awards

The Committee may grant other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines.  Other stock-based awards will specify a number of shares or units based on shares or other equity-related awards.  Such awards may be subject to the attainment of one or more performance goals similar to those described above in connection with performance awards.  Settlement of other stock-based awards may be in cash or shares of common stock, as determined by the Committee.  A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award.  The Committee may grant dividend equivalent rights with respect to other stock-based awards.  The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Adjustment Provisions

The Committee, in its discretion and to prevent dilution or enlargement of participants’ rights under the 2005 Plan, will adjust the number of shares authorized under the 2005 Plan, the numerical limits on awards and the number and kind of shares and exercise price subject to outstanding awards in the event of any change in the Company’s common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, exchange of shares or similar change in capital structure of the Company, or if the Company makes a distribution to its shareholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of its common stock.  In such circumstances, the Committee also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate.

Effect of Certain Corporate Events

In the event of a “change in control,” as such term is defined by the 2005 Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock.  Any options or stock appreciation rights which are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control.  The Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines.

The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount of cash, stock or other property equal to the excess of the fair market value of consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award.  The Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share, performance unit, performance cash award or other stock-based award held by a participant upon such conditions and to such extent as determined by the Committee.  The vesting of non-employee director and officer awards granted under the 2005 Plan automatically will accelerate in full and be immediately exercisable as of 10 days prior to, but conditioned upon a change in control.

For purposes of the 2005 Plan, a change in control generally means the occurrence of (i) a sale or exchange of more than 50% of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) a sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company, in any case where the Company shareholders do not retain beneficial ownership of more than 50% of the voting power of outstanding voting stock of the Company or of the corporation to which the assets of the Company were transferred following such event.

Duration, Amendment and Termination

The 2005 Plan will continue in effect until its termination by the Committee provided that all awards shall be granted within 10 years from the effective date of its adoption upon approval by the shareholders.  The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment will be effective unless approved by the Company’s shareholders within 12 months before or after its adoption by the Board if the amendment would: (i) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the 2005 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the 2005 Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements.  No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, including, but not limited to, Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to participants and the Company with respect to participation in the 2005 Plan.  This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options.  Incentive stock options under the 2005 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.  There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option.  However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares will be a long-term capital gain or loss if the participant held the stock for more than one year.  Upon such a qualifying disposition, the Company will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options.  Nonstatutory stock options granted under the 2005 Plan generally have the following federal income tax consequences.  There are no tax consequences to the participant or the Company by reason of the grant.  Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price.  However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock.  With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized.  Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock.  Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.  Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Performance Awards, Restricted Stock Unit Awards and Other Stock-Based Awards.  A participant generally will recognize no income upon the grant of a performance share, performance unit, restricted stock unit, performance cash award or other stock-based award.  Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares of stock received.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described below under “Stock Awards.”  Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined below under “Stock Awards”), will be taxed as capital gain or loss.  The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.  No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise.  Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right, or from regular wages or supplemental wage payments, an amount based on the ordinary income recognized.  Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Restricted Stock Awards.  A participant acquiring stock by means of a stock purchase right or stock bonus generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares.  The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture.  If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  Upon the sale of shares acquired pursuant to a stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.  The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million.  It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation.  In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee solely comprising "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the Committee) of an objective performance goal established in writing by the Committee while the outcome is substantially uncertain, and the award is approved by shareholders.

Awards to purchase restricted stock, stock bonus awards, restricted stock units, performance awards, other stock-based awards and performance cash awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount – or formula used to calculate the amount – payable upon attainment of the performance goal).

New Plan Benefits

Awards under the 2005 Plan are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on shareholder approval of the amendment to the 2005 Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, directors or employees under the 2005 Plan.

Plan Benefits

The following table shows, for each of the named executive officers and the various groups indicated, the number of stock options and restricted stock units underlying shares of our common stock that have been granted (even if not currently outstanding) under the 2005 Plan since its approval by the shareholders in 2005 and through August 31, 2012.

Name and Position	Number of Shares Subject to Stock Awards
Clinton H. Severson President, Chief Executive Officer and Chairman of the Board	401,000
Alberto R. Santa Ines Chief Financial Officer and Vice President of Finance	156,000
Kenneth P. Aron, Ph.D. Chief Technology Officer	156,000
Vladimir E. Ostoich, Ph.D. Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim	156,000
Donald P. Wood Chief Operations Officer	136,000
All Current Executive Officers as a Group (8 persons)	1,310,700
All Current Non-Executive Directors as a Group	63,900
All Current and Former Employees as a Group (including all current non-executive officers)	779,101
Each Nominee for Director as a Group (6 persons)	464,900
Each Associate of any Director, Executive Officer or Nominee	0
Each Other Current 5% Holder or Future 5% Recipient	0

Securities Authorized for Issuance Under Equity Compensation Plans

As of March 31, 2012, Abaxis had one equity incentive plan, the 2005 Equity Incentive Plan (the “2005 Plan”), under which our equity securities are authorized for issuance to our employees, directors and consultants. The 2005 Plan amended and restated our 1998 Stock Option Plan. In June 2002, the time period for granting options under our 1992 Outside Directors’ Stock Option Plan (“Directors Plan”) expired in accordance with the terms of the plan. As of March 31, 2012, there were no stock options outstanding under the Directors Plan. Both the 2005 Plan and the Directors Plan were approved by our shareholders.

From time to time we issue warrants to purchase shares of our common stock to non-employees, such as service providers and purchasers of our preferred stock.  As of March 31, 2012, there were outstanding warrants to purchase 30,000 shares of our common stock at a weighted average exercise price of $3.00 per share.

The following table provides aggregate information as of March 31, 2012 regarding (i) outstanding options, unvested restricted stock units and shares reserved under the Company’s equity compensation plans and (ii) outstanding warrants to purchase our common stock.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by our shareholders:
2005 Equity Incentive Plan(2)	1,402,000	$15.21	(3)	300,000
Equity compensation plans not approved by our shareholders:
Warrants to purchase common stock(4)	30,000	$3.00		-
Total:	1,432,000	$14.04	(3)	300,000

(1)
The shares are available for award grant purposes under the 2005 Plan and exclude shares listed under the column “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)	The 2005 Plan amended and restated the 1998 Stock Option Plan in October 2005. To date, share-based awards granted under the 2005 Plan includes stock options and restricted stock units.
(3)	Excludes outstanding and unvested restricted stock unit awards, for which there is no exercise price.
(4)
Consists of warrants issued to National Institute for Strategic Technology Acquisition and Commercialization to purchase 30,000 shares of Abaxis common stock. The exercise price of the warrants issued were $3.00 per share and vests at a rate of 20% annually from its issuance date and has a term of five years, expiring in fiscal years 2016 through 2017.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s shareholders are now entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.  We believe that our executive compensation program is appropriately designed, reasonable relative to the executive compensation programs of our compensation peer group companies and responsible in that it reflects a pay-for-performance philosophy without encouraging our executives to assume excessive risks.  Our Compensation Committee believes that our long-term success depends largely on the talents of our employees and, to that end, has designed our compensation program to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders.

Below are some of the highlights of the Company’s performance for fiscal 2012:

•
Gross profit in fiscal 2012 was $85.1 million, the highest in the Company’s history and representing an increase of 7%, or $5.3 million, as compared to fiscal 2011.  Our gross profit has steadily increased every year since fiscal 2001, in which gross profit was $13.2 million.

•
Revenues of $156.6 million for fiscal 2012, the highest in the Company’s history and representing an increase of 9% year-over-year.  Our revenues have steadily increased every year since fiscal 2003, in which revenues were $34.8 million.

•	Revenues from instrument sales of $35.2 million for fiscal 2012, up 10% year-over-year.

•	Revenues from consumable sales of $113.8 million for fiscal 2012, up 11% year-over-year.

•
In our veterinary market, we expanded our product offerings through the launch of two new rapid diagnostic tests, the VetScan Giardia Rapid Test and the VetScan Canine Lyme Rapid Test.  Additionally, during fiscal 2012, we began our operations of Abaxis Veterinary Reference Laboratories, a full-service laboratory testing facility providing veterinary reference laboratory diagnostic and consulting services for veterinarians in the United States.

•
Our total shareholder return on an investment in our common stock has outperformed the Russell 2000 Index over the past five year period ended March 31, 2012.  The following graph assumes the investment of $100 on March 31, 2007 in our common stock, the Russell 2000 Index and the NASDAQ Medical Equipment Securities Index and assumes dividends, if any, are reinvested. No dividends have been declared on our common stock to date.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
Among Abaxis, Inc., the Russell 2000 Index,
and the NASDAQ Medical Equipment Securities Index

	3/31/2007	3/31/2008	3/31/2009	3/31/2010	3/31/2011	3/31/2012
Abaxis, Inc.	$100.00	$95.08	$70.74	$111.57	$118.34	$119.53
Russell 2000	$100.00	$87.00	$54.37	$88.50	$111.32	$111.12
NASDAQ Medical Equipment Securities	$100.00	$107.84	$61.43	$107.20	$117.94	$134.73

Below are some of the highlights of our compensation program for our named executive officers:

•
Strong Pay-for-Performance Principles.  A substantial portion (over 50%) of the total potential cash compensation our named executive officers can earn is variable and tied to clear performance goals – net sales and pre-tax income – that are designed to correlate closely with the creation of long-term shareholder value.  In addition, approximately 80% to 83% of our named executive officers’ total direct compensation opportunity during fiscal 2012 was performance-based and at risk (the at-risk portion consisting of an annual cash incentive bonus opportunity and a restricted stock unit award).  Our Compensation Committee believes that, as executives assume greater responsibility, their compensation should be more heavily weighted toward variable elements of compensation because the performance of these officers is expected to drive achievement of strategic and financial goals that are most likely to affect shareholder value.  Although our Compensation Committee does not target executive compensation to any specific percentile of our compensation peer group, it generally aims for less fixed pay and more pay at risk than the companies with whom we compete.  Accordingly, we estimate that our executive officer base salaries approximately align with the 25th percentile of our compensation peer group and executive officer at-risk performance-based cash bonus opportunities approximately align with the 75th percentile of our compensation peer group.  In accordance with our pay-for-performance philosophy, we do not offer multi-year guarantees for salary increases, non-performance based guaranteed bonuses or equity compensation.  We estimate that our executive officer base salaries approximately align with the 25th percentile of our Compensation Peer Group which is in line with our compensation philosophy of less fixed pay and more pay at risk.  (See the Compensation Discussion and Analysis for a listing of the companies in our Compensation Peer Group.)

•
Restricted Stock Units Designed for Retention.  For the last several years, including fiscal 2012, the only equity awards granted by the Company were restricted stock units, because the value of restricted stock units increases and decreases with increases and decreases in stock price after the grant date and thus ties compensation more closely to changes in shareholder value at all stock prices.  During fiscal 2012, our Compensation Committee granted our named executive officers restricted stock units that vest over four years as follows: 5% after the first year of continuous employment, an additional 10% after the second year of continuous employment, an additional 15% after the third year of continuous employment and the remaining 70% after the fourth year of continuous employment.  Our Compensation Committee believes that the retention of our named executive officers is key to our success and this back-loaded vesting schedule is intended to provide retention and enhance share ownership further aligning the interests of our named executive officers with our shareholders.  We believe this sort of deferred vesting schedule also helps drive a pay-for-performance culture, because if an executive fails to perform two to three years following grant, it is likely he would not be employed with our company when the majority of vesting occurs.

•
Implementation of Performance-Based Vesting Equity Program.  In light of a recent review of our executive compensation program, our Compensation Committee, with the support of management, has implemented a performance-based vesting equity program.  Under this program, starting in fiscal 2013, our Compensation Committee granted our named executive officers restricted stock units that vest only if certain financial and/or operating goals are achieved.  Starting in fiscal 2013, the restricted stock unit awards granted to our named executive officers were divided equally between time-based vesting awards and performance-based vesting awards, and we anticipate that annual restricted stock unit awards will continue to be divided roughly equally between the two types of awards.  Our Compensation Committee believes that a vesting schedule tied directly to achievement of key corporate goals provides further alignment between the compensation and performance of our named executive officers.

•
Stock Ownership Guidelines.  We maintain stock ownership guidelines for our executives and directors.  These guidelines require that executives and directors be meaningfully invested in the Company's stock, and therefore be personally invested in the Company's performance to ensure strong alignment with shareholder interests.

•
CEO Compensation.  Mr. Severson’s total direct compensation in fiscal 2012 was higher than in fiscal 2011. This increase was due to the value of the restricted stock unit award granted to Mr. Severson during fiscal 2012, as reported in the 2012 Summary Compensation Table. The Compensation Committee has historically used a fixed share guideline approach, i.e., granted 55,000 restricted stock units to our CEO in both fiscal 2010 and 2011, thus the value of the restricted stock unit award reported in the 2012 Summary Compensation Table was higher in fiscal 2012 than fiscal 2011 only because our share price on the date of grant in fiscal 2012 was higher than it was on the date of grant in fiscal 2011), which does not take into account the effect of stock movement on pay after the restricted stock unit award grant is given.  Consistent with the Compensation Committee’s and the Company’s pay-for-performance principles, in fiscal 2012, 83% of the CEO’s total direct compensation opportunity is performance-based and at risk (the at risk portion consisting of an annual cash incentive bonus opportunity at target level and a restricted stock unit award).  Our CEO’s pay at risk was above that of our Compensation Peer Group, which typically had an average 75% of pay at risk (See the Compensation Discussion and Analysis for a listing of the companies in our Compensation Peer Group).

•
Change of Control Compensation.  Our Executive Change of Control Severance Plan (the “Severance Plan”) is intended to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control.  The Severance Plan provides executives with an acceleration of outstanding stock option(s) and other unvested equity-based instruments upon the occurrence of a change of control.  Additionally, the Severance Plan provides executives with two years of base salary, target bonus and certain benefits as severance compensation if the executive’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service.  We believe these terms of the Severance Plan are reasonable and competitive with market practice.  The Severance Plan also contains an excise tax gross-up provision intended to ensure that each executive retains the economic benefit of the change of control compensation that our Compensation Committee has determined to be appropriate and eliminate unintended disparities among individuals that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision.  The Severance Plan was adopted a number of years ago when excise tax gross-up provisions were a more common pay practice, but to address concerns about the amount of potential gross-up payments, our Compensation Committee capped such amount at $1 million per participant.

•
No Excessive Perquisites.  We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax-gross ups for any executive perquisites.

•
No Repricing Without Shareholder Approval.  Our equity plan expressly prohibits any type of repricing of underwater stock options held by executives or other employees without shareholder approval and, historically, we have not repriced any stock options.

•
Strong Support for 2011 Say-on-Pay Proposal.  At our annual meeting of shareholders in 2011, approximately 97% of the votes cast on the say-on-pay proposal supported the proposal. While this vote was advisory only, our Compensation Committee has considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that this 2011 shareholder vote strongly endorsed our compensation philosophy and the decisions we made for fiscal 2012.  After reflecting on this vote, our Compensation Committee decided to introduce a new performance-based restricted stock unit program in fiscal 2013. We believe performance-based equity is a best practice and contributes to our goal of heavily weighting executive compensation toward performance-based compensation.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company.  Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected Burr Pilger Mayer, Inc. (“BPM”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013 and has further directed that management submit the selection for ratification by the shareholders at the Annual Meeting.  BPM has audited the Company’s financial statements since its appointment on August 25, 2005.  A representative of BPM is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of BPM as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of BPM to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

PRINCIPAL ACCOUNTING FEES AND SERVICES

For the fiscal years ended March 31, 2012 and 2011, our independent registered public accounting firm, BPM, billed the approximate fees set forth below.  All fees included below were approved by the Audit Committee.

	Year Ended March 31,
	2012	2011
Audit Fees(1)	$650,000	$640,000
Audit-Related Fees(2)	30,000	30,000
Tax Fees	-	-
All Other Fees	-	-
Total All Fees	$680,000	$670,000

(1)
Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of our quarterly financial statements, including attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2012 and 2011, these services include attestation services related to the Company’s tax deferral savings plan.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm.  The Audit Committee has considered the role of BPM in providing audit and audit-related services to the Company and has concluded that such services are compatible with BPM’s role as the Company’s independent registered public accounting firm.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to ratify the selection of BPM.  Although abstentions and broker “non-votes” are counted as present for purposes of a quorum, they will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2012 by (i) each of the named executive officers in the Summary Compensation Table appearing in this proxy statement; (ii) each of our directors; (iii) all of our executive officers and directors as a group and (iv) six holders of at least five percent of our common stock. The persons named in the table have sole or shared voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Abaxis Common Stock Beneficially Owned(1)
Five Percent Holders:
Brown Capital Management, LLC and The Brown Capital Management Small Company Fund(3)	3,588,883	16.4%
Kayne Anderson Rudnick Investment Management, LLC(4)	1,807,383	8.2%
Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds(5)	1,708,856	7.8%
BlackRock, Inc.(6)	1,654,540	7.5%
The Vanguard Group, Inc.(7)	1,213,566	5.5%
Riverbridge Partners, LLC(8)	1,084,969	5.0%
Executive Officers:(2)
Clinton H. Severson(9)	620,218	2.8%
Vladimir E. Ostoich, Ph.D.(10)	426,295	1.9%
Alberto R. Santa Ines(11)	127,774	*
Kenneth P. Aron, Ph.D.(12)	97,769	*
Donald P. Wood(13)	20,749	*
Outside Directors:(2)
Richard J. Bastiani, Ph.D.(14)	61,400	*
Prithipal Singh, Ph.D.(15)	37,400	*
Henk J. Evenhuis(16)	19,400	*
Michael D. Casey(17)	4,700	*
Vernon E. Altman(18)	2,500	*
Executive officers and directors as a group(13 persons)(19)	1,490,847	6.7%
* Less than one percent.

(1)
The percentages shown in this column are calculated based on 21,932,263 shares of common stock outstanding on August 31, 2012 and includes shares of common stock that such person or group had the right to acquire on or within sixty days after that date, including, but not limited to, upon the exercise of options and vesting of restricted stock units.

(2)	The business address of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.

(3)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2012 by Brown Capital Management, LLC, reporting sole power to vote and dispose of 1,970,653 and 3,588,883 shares, respectively; and by The Brown Capital Management Small Company Fund, reporting sole power to vote and dispose of 1,608,340 shares. The business address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 North Calvert Street, Baltimore, MD 21202.

(4)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2012 by Kayne Anderson Rudnick Investment Management, LLC, reporting sole power to vote and dispose of 1,807,383 shares. The business address for Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(5)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2012 by both Neuberger Berman Group LLC and Neuberger Berman LLC, reporting shared power to vote and dispose of 1,454,256 and 1,708,856 shares, respectively; by Neuberger Berman Management LLC, reporting shared power to vote and dispose of 1,421,600 shares; and by Neuberger Berman Equity Funds, reporting shared power to vote and dispose of 1,208,100 shares. The business address for Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds is 605 Third Avenue, New York, NY 10158.

(6)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc., reporting sole power to vote and dispose of 1,654,540 shares. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(7)
Based on information set forth in a Schedule 13G filed with the SEC on February 7, 2012 by The Vanguard Group, Inc., reporting sole power to vote and dispose of 28,347 and 1,185,219 shares, respectively; and shared power to dispose of 28,347 shares. The business address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(8)
Based on information set forth in a Schedule 13G filed with the SEC on February 6, 2012 by Riverbridge Partners, LLC, reporting sole power to vote and dispose of 795,889 and 1,084,969 shares, respectively. The business address for Riverbridge Partners, LLC is 801 Nicollet Mall, Suite 600, Minneapolis, MN 55402.

(9)	Includes:
●	570,218 shares held by Mr. Severson; and
●	50,000 shares subject to stock options exercisable by Mr. Severson within sixty days of August 31, 2012.

(10)	Includes:
●	238,962 shares held by Dr. Ostoich;
●	26,355 shares held by Dr. Ostoich’s IRA;
●	22,400 shares held by Mrs. Ostoich’s IRA;
●	116,578 shares held by the Vladimir Ostoich and Liliana Ostoich Trust Fund, for the benefit of Dr. Ostoich and his wife; and
●	22,000 shares subject to stock options exercisable by Dr. Ostoich within sixty days of August 31, 2012.
The total shares beneficially owned by Dr. Ostoich includes certain shares pledged as security.

(11)	Includes:
●	62,774 shares held by Mr. Santa Ines; and
●	65,000 shares subject to stock options exercisable by Mr. Santa Ines within sixty days of August 31, 2012.

(12)           Includes:
●	57,269 shares held by Dr. Aron;
●	500 shares held by Mrs. Aron; and
●	40,000 shares subject to stock options exercisable by Dr. Aron within sixty days of August 31, 2012.

(13)	Includes:
●	20,749 shares held by Mr. Wood.

(14)	Includes:
●	53,400 shares held by Dr. Bastiani; and
●	8,000 shares subject to stock options exercisable by Dr. Bastiani within sixty days of August 31, 2012.

(15)	Includes:
●	33,400 shares held by Dr. Singh; and
●	4,000 shares subject to stock options exercisable by Dr. Singh within sixty days of August 31, 2012.

(16)	Includes:
●	11,400 shares held by Mr. Evenhuis; and
●	8,000 shares subject to stock options exercisable by Mr. Evenhuis within sixty days of August 31, 2012.

(17)	Includes:
●	4,700 shares held by Mr. Casey.

(18)	Includes:
●	2,500 shares held by Mr. Altman.

(19)	Includes:
●	1,280,555 shares held by all executive officers and directors as a group; and
●	210,292 shares that the executive officers and directors, as a group, have the right to acquire within sixty days of August 31, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto received by us, we believe that during the period from April 1, 2011 through March 31, 2012, our executive officers, directors and greater than 10% shareholders complied with all applicable filing requirements applicable to these executive officers, directors and greater than 10% shareholders, except for one late filing by Dr. Bastiani.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles underlying the material components of our executive compensation program for our executive officers, including the Named Executive Officers in the “Summary Compensation Table” below. We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions.

Executive Summary

The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders.

Fiscal 2012 Financial Performance

We achieved total revenues of $156.6 million during fiscal 2012, as compared with revenues of $143.7 million in fiscal 2011, an increase of 9%. Revenues in North America increased by 9% in fiscal 2012, compared to fiscal 2011, and international revenue increased by 14% in fiscal 2012, compared to fiscal 2011. Consumable sales increased to $113.8 million, or 11%, in fiscal 2012, compared to fiscal 2011.

In our veterinary market, we expanded our product offerings through the launch of two new rapid diagnostic tests, the VetScan Giardia Rapid Test and the VetScan Canine Lyme Rapid Test. Additionally, during fiscal 2012, we began our operations of Abaxis Veterinary Reference Laboratories, a full-service laboratory testing facility providing veterinary reference laboratory diagnostic and consulting services for veterinarians in the United States.

Our total shareholder return on an investment in our common stock has outperformed the Russell 2000 Index over the past five year period ended March 31, 2012.

Fiscal 2012 Compensation

Consistent with our pay-for-performance philosophy, our Compensation Committee took the following actions with respect to the fiscal 2012 compensation of our Named Executive Officers.

•	Base Salary. We maintained base salaries for our Named Executive Officers at their fiscal 2011 rates.

•
Annual Bonus. We maintained the target annual bonus opportunities of our Named Executive Officers at their fiscal 2011 levels, which were competitive with their peers. The actual annual bonus for fiscal 2012 was earned at 65% of the target bonus opportunity for our Named Executive Officers.

•
Equity Awards. We granted our Named Executive Officers equity awards in the form of restricted stock units subject to time-based vesting, which were intended to encourage retention and enhance share ownership, aligning the interests of our Named Executive Officers with our shareholders.

Executive Compensation Program Overview

Overview

The goals of our executive compensation program are to attract, retain, motivate and reward executive officers who contribute to our success and to incentivize these executives on both a short-term and long-term basis to achieve our business objectives. This program combines cash and equity awards in the proportions that we believe will motivate our executive officers to increase shareholder value over the long-term.

Our executive compensation program is designed to achieve the following objectives:

•	to align our executive compensation with our strategic business objectives;

•	to align the interests of our executive officers with both short-term and long-term shareholder interests; and

•	to place a substantial portion of our executives’ compensation at risk such that actual compensation depends on both overall company performance and individual performance.

Executive Compensation Program Objectives and Framework

Our executive compensation program has three primary components: (1) base salary, (2) annual cash incentive bonus and (3) long-term equity grants. Base salaries for our executive officers are a minimum fixed level of compensation consistent with or below competitive market practice. Annual cash incentive bonuses awarded to our executive officers are intended to incentivize and reward achievement of financial, operating and strategic objectives during the fiscal year and targets are typically set to be above market. Long-term equity grants awarded to our executive officers are designed to ensure that incentive compensation is linked to our long-term company performance, promote retention and to align our executives’ long-term interests with shareholders’ long-term interests. Our executive officers’ total potential cash compensation is heavily weighted toward annual cash incentive bonuses, because our Compensation Committee and Board of Directors believe this weighting best aligns the interests of our executive officers with that of shareholders generally and helps ensure a strong pay-for-performance culture.

Executive compensation is reviewed annually by our Compensation Committee and Board of Directors, and adjustments are made to reflect company objectives and competitive conditions. Our executive compensation review process includes engaging an independent compensation consulting advisor from time to time, as described below in “Competitive Market Analysis.” We also offer our executive officers participation in our 401(k) plan, health care insurance, flexible spending accounts and certain other benefits available generally to all full-time employees.

Compensation-Setting Process

Role of Our Compensation Committee

Our Compensation Committee, which operates under a written charter adopted by the Board of Directors, is primarily responsible for reviewing and recommending to the Board of Directors for approval the compensation arrangements for our executive officers and directors. In carrying out these responsibilities, the Compensation Committee shall review all components of executive officer and director compensation for consistency with the Compensation Committee’s compensation philosophy as in effect from time to time. In connection with their review and recommendations, our Compensation Committee also considers the recommendations of our Chief Executive Officer, Mr. Clinton Severson. Our Compensation Committee gives considerable weight to Mr. Severson’s recommendations because of his direct knowledge of each executive officer’s performance and contribution to our financial performance. However, Mr. Severson does not participate in the determination of his own compensation. No other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation, except our Chief Financial Officer as discussed below. Our Compensation Committee does not delegate any of its functions in determining executive and/or director compensation. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, cash and non-cash compensation, or among different forms of non-cash compensation.

Our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, bonus targets or performance goals. The Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific bonus targets and performance goals. The Compensation Committee also considers the recommendations from our Chief Executive Officer regarding the compensation of our executive officers who report directly to him. These recommendations generally include annual adjustments to compensation levels, an assessment of each executive officer’s overall individual contribution, scope of responsibilities and level of experience. The Compensation Committee then presents its recommendation for executive compensation to the Board of Directors for final review and approval. Typically, these recommendations are made to our Board of Directors by the first quarter of the ensuing fiscal year.

Competitive Market Analysis

From time to time, our Compensation Committee may engage an independent compensation advisor to obtain competitive compensation data. In May 2008, our Compensation Committee engaged an independent compensation consulting firm, Watson Wyatt, to prepare competitive benchmarking studies, and advise the Compensation Committee on compensation for executives in similarly-situated companies. We did not engage another compensation consultant, or request additional recommendations from Watson Wyatt, in connection with our determination of fiscal 2012 executive compensation because our Compensation Committee and Board of Directors determined that many of the prior recommendations made by Watson Wyatt continued to be relevant for fiscal 2012.

In May 2011, our Compensation Committee engaged Pay Governance, an independent executive compensation advisor, to review our executive and board compensation programs. Pay Governance, with input from the Compensation Committee, updated the comparative frame of reference that resulted in a group of 17 companies (the “Compensation Peer Group”). This Compensation Peer Group represented similarly-situated medical device and diagnostic companies that were identified by Pay Governance as companies with similar financial growth and as competitors for executive talent. The following companies comprised the Compensation Peer Group:

Abiomed	ICU Medical	Palomar Medical Technologies
AngioDynamics	Kensey Nash	Quidel
Cepheid	Luminex	Surmodics
Conceptus	Meridian Bioscience	Thoratec
Cutera	Neogen	Volcano
Genomic Health	Orasure Technologies

The Compensation Committee believes that the Compensation Peer Group is appropriate and commensurate with that of Abaxis – overall revenue, market capitalization, and profitability positioned our company at the 60th percentile of the group. The market data obtained regarding the Compensation Peer Group was considered by the Compensation Committee in its fiscal 2013 executive compensation decisions. In addition to benchmarking compensation, Pay Governance conducted a Chief Executive Officer pay and performance assessment to ensure that our Chief Executive Officer’s realizable pay is aligned with actual company performance. Our Compensation Committee and Board of Directors may engage compensation consultants in the future as they deem it to be necessary or appropriate.

The Compensation Committee did not target executive compensation in fiscal 2012 to any specific benchmarks, but did generally target total compensation to be competitive with companies with similar financial growth rates based on the compensation information for the peer company analysis of executive officers prepared in May 2008.

Executive Compensation Components

Base Salary

We provide an annual base salary to each of our executive officers to compensate them for services rendered during the year. Salaries are reviewed annually by the Compensation Committee and adjusted for the ensuing year based on both (i) an evaluation of individual job performance during the prior year, and (ii) an evaluation of the compensation levels of similarly-situated executive officers compared with our compensation studies of companies in our compensation peer group and in our industry generally.

For fiscal 2012 and 2013, the Compensation Committee targeted salaries to be between the 25th and 50th percentile of our compensation peer group. Our Compensation Committee considered this 25th and 50th percentile range as a general guideline for the appropriate level of potential salaries, but did not attempt to specifically match this or any other percentile. Our Compensation Committee also considered the recommendations of the Chief Executive Officer regarding the compensation of each of the Named Executive Officers who reported directly to him. However, the Compensation Committee and our Board of Directors did not base their considerations on any single factor but rather considered a mix of factors and evaluated individual salaries against that mix.

Our Board of Directors set salaries for fiscal 2012 after considering a peer company analysis of total compensation for executive officers prepared in May 2008 by Watson Wyatt and the recommendations of the Compensation Committee. For fiscal 2012 base salaries, our Compensation Committee recommended not to increase base salaries for our Named Executive Officers because they believed that base salaries were at an appropriate level and that the Named Executive Officers’ bonus opportunity provided competitive compensation to ensure strong company performance. Our Compensation Committee did not use any specific formula based on the factors described above to determine the final base salary levels for each Named Executive Officer.

Our Board of Directors set salaries for fiscal 2013 after considering a peer company analysis of total compensation for executive officers prepared in October 2011 by Pay Governance and the recommendations of the Compensation Committee. For fiscal 2013 base salaries, our Compensation Committee recommended that we increase base salaries in amounts designed to reward each of the Named Executive Officers for their performance in the prior year while maintaining base salaries at an appropriately competitive level. Based on the peer company analysis of total compensation prepared by Pay Governance in October 2011, base salaries for our executive officers were below the 25th percentile of our compensation peer group, especially because in fiscal 2012 we had maintained base salaries for our Named Executive Officers at their fiscal 2011 rates. Accordingly, the Compensation Committee recommended to the Board of Directors to increase base salaries for our Named Executive Officers from fiscal 2012 to fiscal 2013 between 14.7%-20.2%, which reflected the Compensation Committee’s goal for executive officer salaries to be between the 25th and 50th percentile of our compensation peer group. Based on the recommendations of the Compensation Committee, our Board of Directors approved the following base salaries (effective April 2011 for fiscal 2012 and July 2012 for fiscal 2013) for our Named Executive Officers:

Named Executive Officer	Fiscal 2012 Base Salary	Fiscal 2013 Base Salary
Clinton H. Severson	$375,000	$450,000
Alberto R. Santa Ines	$208,000	$250,000
Kenneth P. Aron, Ph.D.	$218,000	$250,000
Vladimir E. Ostoich, Ph.D.	$218,000	$250,000
Donald P. Wood	$208,000	$250,000

Fiscal 2012 and 2013 base salary increases for the Named Executive Officers were as follows:

Named Executive Officer	Fiscal 2012 Percent Increase In Base Salary from Fiscal 2011	Fiscal 2013 Percent Increase In Base Salary from Fiscal 2012
Clinton H. Severson	-%	20.0%
Alberto R. Santa Ines	-%	20.2%
Kenneth P. Aron, Ph.D.	-%	14.7%
Vladimir E. Ostoich, Ph.D.	-%	14.7%
Donald P. Wood	-%	20.2%

Annual Cash Incentive Bonus

Our annual cash incentive bonus program is designed to reward the achievement of key short-term corporate objectives that ultimately drive long-term corporate achievement. The bonus plan is an “at-risk” compensation arrangement designed to provide market competitive cash incentive opportunities that reward our executive officers for the achievement of key financial performance goals. Most importantly, the program is structured to achieve our overall objective of tying this element of compensation to the attainment of company performance goals that will create shareholder value.

Target Bonus Opportunities for Fiscal 2012

For fiscal 2012, our Compensation Committee generally targeted total cash compensation to be at or above the 75th percentile of the Compensation Peer Group. Our Compensation Committee considered this 75th percentile target as a general guideline for the appropriate level of potential cash bonus compensation, but did not attempt to specifically match this or any other percentile. For fiscal 2012, our Compensation Committee recommended to our Board of Directors that we maintain the target bonuses from fiscal 2011 for the Named Executive Officers. In April 2011, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2012 target bonus levels for our executive officers. The following table summarizes the fiscal 2012 target bonus amounts and the bonus amounts awarded for fiscal 2012 performance for our Named Executive Officers:

Named Executive Officer	Fiscal 2012 Target Bonus	Fiscal 2012 Bonus Awarded
Clinton H. Severson	$525,000	$341,251
Alberto R. Santa Ines	$300,000	$195,000
Kenneth P. Aron, Ph.D.	$300,000	$195,000
Vladimir E. Ostoich, Ph.D.	$300,000	$195,000
Donald P. Wood	$300,000	$195,000

Corporate Performance Measures

For fiscal 2012, our Compensation Committee selected quarterly net sales and quarterly pre-tax income as the corporate financial performance measures for our officer bonus program, which we believe are the most important measures of both annual financial performance and long-term shareholder value. Using these two equally-weighted performance measures, the Compensation Committee established bonus targets that are set to be achievable, yet are at a level of difficulty that does not assure that the goals will be met. The bonus targets require executive officers to increase annual corporate financial performance during the applicable fiscal year, compared to our previous year’s actual financial results. Accordingly, meeting the bonus targets, especially given the global business environment, requires executive officers to improve financial performance on a year-over-year basis and, thus, a substantial portion of our executive officers’ compensation is at risk if corporate financial results are not achieved during a particular fiscal year. In addition to meeting financial goals, we must not exceed a certain failure rate on our reagents discs in order for cash incentives to be paid to our executive officers. However, our Compensation Committee has the discretion to grant bonuses even if these performance goals are not met.

Payment of the target bonus is equally weighted between achievement of our quarterly net sales performance goal and our quarterly pre-tax income performance goal. Bonuses are earned for the first, second and third quarter only if we achieve at least 90% of either of our pre-established quarterly net sales and/or quarterly pre-tax income goals and also meet any operational goals set by the Compensation Committee. Bonuses are earned in the fourth quarter based on the annual, rather than quarterly, achievement of at least 90% of either of our pre-established annual net sales and/or pre-tax income goals for the year and also the achievement of any operational goals set by the Compensation Committee. After the initial threshold is met, the amount of the target bonus paid is based on a sliding scale relative to the proportionate achievement of the performance goals. If we achieve 90% of only one performance goal, the payout would be limited to 25% of the aggregate target bonus. For each 1% above 90% of that performance goal, the payout would increase by 2.5% for the aggregate target bonus. The target bonus will be fully earned if at least 100% of both performance goals are achieved. For each 1% above 100% of a performance goal, the payout would increase by 1.5% for the aggregate target bonus. The maximum potential bonus payout is 200% of the target bonus, provided we achieve greater than 133% of at least one of the performance goals. Assuming targets are reached, the bonus payments are paid as follows: 15% of the applicable bonus amount for the first quarter, 25% in the second and third quarters, and 35% in the fourth quarter. At the end of the fourth quarter, the final amount of the bonus earned will be adjusted to reflect overall performance against the year.

Bonus Decisions and Analysis

The Compensation Committee evaluated our financial performance for each quarter of fiscal 2012 and the level of achievement of each of the corporate performance measures for those quarters. As noted above, the fiscal 2012 annual bonus paid to each Named Executive Officer was based upon the achievement of two equally-weighted financial goals, our total annual net sales and total annual pre-tax income goals. Based on this evaluation, the Compensation Committee determined that our Named Executive Officers had achieved 65.0% of their target bonus awards for fiscal 2012. The targets and actual results are summarized below.

Corporate Performance Measures	Fiscal 2012 Target Bonus	Fiscal 2012 Actual Results
Net sales	$165.2 million	$156.6 million
Pre-tax income (1)(2)	$23.6 million	$21.7 million

(1)	The target bonus level for pre-tax income includes bonus expense earned during the period.
(2)
In April 2012, the Board of Directors (with Mr. Severson abstaining), upon the recommendation of the Compensation Committee, approved a revision to the target bonus level to exclude certain unbudgeted expenses in pre-tax income. The target bonus level in this table reflects the approved revision.

Target Bonus Opportunities for Fiscal 2013

For fiscal 2013, our Compensation Committee generally targeted total cash compensation to be at or above the 75th percentile of the Compensation Peer Group. Our Compensation Committee considered this 75th percentile target as a general guideline for the appropriate level of potential cash bonus compensation, but did not attempt to specifically match this or any other percentile. The target bonus level for the Named Executive Officers is designed to maintain total compensation at an appropriately competitive level in the industry.

Based on the peer company analysis of total compensation prepared by Pay Governance in October 2011, total cash compensation for our executive officers was below the 75th percentile in comparison with our compensation peer group, especially because in fiscal 2012 we had maintained annual bonus opportunities for our Named Executive Officers at their fiscal 2011 levels. Accordingly, the Compensation Committee recommended to the Board of Directors to increase target bonus opportunities for fiscal 2013 for our Named Executive Officers to be at or above the 75th percentile of the Compensation Peer Group. In April 2012, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2013 target bonus levels for our executive officers. The following table summarizes the fiscal 2013 target bonus amounts for our Named Executive Officers:

Named Executive Officer	Fiscal 2013 Target Bonus
Clinton H. Severson	$625,000
Alberto R. Santa Ines	$350,000
Kenneth P. Aron, Ph.D.	$350,000
Vladimir E. Ostoich, Ph.D.	$350,000
Donald P. Wood	$350,000

Payment of the target bonus, as identified above, for fiscal 2013, will continue to be equally weighted at 50% for achievement of our quarterly net sales performance goal and 50% for achievement of our quarterly pre-tax income performance goal. For fiscal 2013, bonuses will be paid in the same payout structure as the fiscal 2012 bonus discussed above, with the exception of higher financial targets. Our Compensation Committee has the discretion to adjust the parameters and performance goals for payment of these annual performance bonuses.

Recoupment of Certain Payments

We do not currently have a formal policy regarding adjustments or recovery of awards or payments following a restatement of financial performance targets. In such a circumstance, the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 further expanded the reach of mandatory recoupment policies though the Securities and Exchange Commission has yet to provide final guidance. We will ensure to be compliant with any final recoupment policies.

Long-term Equity Incentive Compensation

Long-term incentive equity awards are designed as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied to increasing the market value of Abaxis. We make annual grants of long-term incentive equity awards to align our executives’ interests with those of our shareholders, to promote executives’ focus on the long-term financial performance of Abaxis, and, through time-based vesting requirements, to enhance long-term retention.

In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions at the Compensation Peer Group, as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance, and the executive’s expected future contributions and value to Abaxis. The Compensation Committee also considers, in its decision-making process, the executive’s historical total compensation, including prior equity grants, their tenure, responsibilities, experience and value to Abaxis. No one factor is given any specific weighting and the Compensation Committee exercises its judgment to determine the appropriate size and mix of awards.

Under our 2005 Plan, we are permitted to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance cash awards, performance shares, performance units, deferred compensation awards or other share-based awards. Prior to fiscal 2007, equity-based grants to our executive officers comprised solely of stock options. Beginning in fiscal 2007, we began granting restricted stock units to our executive officers. Equity grants to our Named Executive Officers in fiscal 2012 and fiscal 2013 are discussed below.

Stock Options

Prior to fiscal 2007, a substantial portion of our executive compensation arrangement consisted of long-term incentive grants, comprising of stock options. Starting in fiscal 2007, we decided to grant restricted stock units instead of stock options because stock options are highly dilutive and we incur an expense upfront even though executives do not necessarily realize any value from stock options.

Restricted Stock Units

Fiscal 2012 Restricted Stock Unit Grants

The Compensation Committee approves all restricted stock unit grants to our Named Executive Officers and other executive officers. In April 2011, for our Named Executive Officers and upon the recommendation of the Compensation Committee, our Board of Directors (with Mr. Severson abstaining) granted 55,000 restricted stock units to our Chief Executive Officer and 25,000 restricted stock units to each of our other Named Executive Officers. The value of these equity grants at the time of grant was approximately $1,573,000 for our Chief Executive Officer and approximately $715,000 for each of our other Named Executive Officers. The Compensation Committee believed that these grants of restricted stock units were appropriate based on our financial performance over the prior year.

Vesting terms of the fiscal 2012 restricted stock unit awards were time-based, over a period of four years, with the following vesting schedule: five percent vesting on the first anniversary of the grant date; additional ten percent on the second anniversary of the grant date; additional 15 percent on the third anniversary of the grant date; and the remaining 70 percent on the fourth anniversary of the grant date, in each case subject to continuous service to Abaxis during the vesting period. Time-based vesting terms are intended to encourage retention of our executive officers. Our Compensation Committee believes that retention of the Named Executive Officers is key to our success and that the time-based vesting schedule of the restricted stock units helps to retain our Named Executive Officers. Furthermore, the Compensation Committee believes that our restricted stock grants will enhance executive share ownership, further aligning their interests with that of shareholders.

Fiscal 2013 Restricted Stock Unit Grants

In April 2012, after considering an analysis of total compensation for our Named Executive Officers, the Compensation Committee determined that a mix of time-based and performance-based vesting for its restricted stock unit awards would provide an effective tool for incentivizing and retaining those executive officers who are most responsible for direct impact on corporate performance by balancing variable compensation (restricted stock units subject to performance-based vesting, which we refer to as performance units) and compensation with a more predictable value (restricted stock units subject to time-based vesting). The performance units consist of the right to receive shares of common stock, subject to achievement of certain corporate performance-related goals, as established by the Compensation Committee. The performance units vest 25% on each anniversary of the grant date over four years. Restricted stock units subject to time-based vesting granted to the Named Executive Officers continued to have the four-year time-based vesting terms as described above. The Compensation Committee believed that the changes to the equity award program for fiscal 2013 would help align the executives’ focus on the achievement of specific performance goals intended to help position us for future growth.

In April 2012, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2013 long-term equity incentive compensation for our Named Executive Officers. The following table summarizes the fiscal 2013 restricted stock units and performance units awarded to our Named Executive Officers:

Named Executive Officer	Restricted Stock Units with Time- Based Vesting (#)	Performance Units (#)
Clinton H. Severson	23,000	23,000
Alberto R. Santa Ines	10,500	10,500
Kenneth P. Aron, Ph.D.	10,500	10,500
Vladimir E. Ostoich, Ph.D.	10,500	10,500
Donald P. Wood	10,500	10,500

Other Compensation Policies and Benefits

Benefits and Perquisites

We do not provide any of our executive officers with any material perquisites. Currently, all benefits offered to our executive officers, including an opportunity to participate in our 401(k) plan, medical, dental, vision, life insurance, disability coverage, long-term care insurance benefits and flexible spending accounts, are also available on a non-discriminatory basis to other full-time employees. We also provide vacation and other paid holidays to all full-time employees, including our Named Executive Officers.

Employment Agreements

In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described below in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other executives has employment agreements with us.

Change in Control Agreements

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board of Directors. In December 2008, our Board of Directors amended the Severance Plan to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and designated the following current executive officers as participants in the Severance Plan: Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Kenneth P. Aron, Ph.D., our Chief Technology Officer; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; Donald P. Wood, our Chief Operations Officer; and Martin V. Mulroy, our Chief Commercial Officer for North America Animal Health. In October 2009, our Board of Directors also designated the following executive officers as participants in the Severance Plan: Brenton G.A. Hanlon, our Vice President of Medical Sales and Marketing for North America and Achim Henkel, our Managing Director of Abaxis Europe GmbH.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable.

In addition, the Severance Plan provides that, if the participant’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•
on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•
payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, our benefits will be secondary to those provided under such other plan;

•
reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under our plans into individual policies following termination; and

•
payment of an amount equal to any excise tax imposed under Section 4999 of the Code, as well as a payment in reimbursement of excise and income taxes arising from the initial excise tax payment, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Tax Considerations

Deductibility of Executive Compensation

We have considered the provisions of Section 162(m) of the Code and related Treasury Regulations that restrict deductibility of executive compensation paid to our Named Executive Officers and our other executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing of various decisions by officers regarding stock options) which are beyond the control of both Abaxis and our Compensation Committee. In addition, our Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet its stated business objectives. For these reasons, our Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. Our Compensation Committee will continue to consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for fiscal 2012, 2011 and 2010, the compensation awarded or paid to, or earned by, Abaxis’ Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers at March 31, 2012 (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Clinton H. Severson	2012	376,442	-	1,573,000	-	341,251	11,726	(4)	2,302,419
President, Chief Executive Officer and	2011	370,385	-	1,416,800	-	488,251	11,160	(4)	2,286,596
Chairman of the Board	2010	360,000	-	833,250	-	611,626	12,168	(4)	1,817,044
Alberto R. Santa Ines	2012	208,800	-	715,000	-	195,000	10,573	(5)	1,129,373
Chief Financial Officer and Vice President	2011	205,538	-	644,000	-	279,000	9,967	(5)	1,138,505
of Finance	2010	200,000	-	378,750	-	349,500	11,456	(5)	939,706
Kenneth P. Aron, Ph.D.	2012	218,839	-	715,000	-	195,000	23,502	(6)	1,152,341
Chief Technology Officer	2011	215,539	-	644,000	-	279,000	22,462	(6)	1,161,001
	2010	210,000	-	378,750	-	349,500	22,471	(6)	960,721
Vladimir E. Ostoich, Ph.D.	2012	218,839	-	715,000	-	195,000	18,619	(7)	1,147,458
Vice President of Government Affairs and	2011	215,539	-	644,000	-	279,000	17,568	(7)	1,156,107
Vice President of Marketing for the Pacific Rim	2010	210,000	-	378,750	-	349,500	17,917	(7)	956,167
Donald P. Wood	2012	208,800	-	715,000	-	195,000	18,299	(8)	1,137,099
Chief Operations Officer	2011	205,538	-	644,000	-	279,000	17,518	(8)	1,146,056
	2010	196,923	-	378,750	-	349,500	17,934	(8)	943,107

(1)
Awards consist of restricted stock units granted to the Named Executive Officer in the fiscal year specified. Amounts listed in this column represent the grant date fair value of the awards granted in the fiscal year indicated as computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation-Stock Compensation” (“ASC 718”). Amounts shown do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table, see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 14, 2012.

(2)
Represents aggregate cash performance bonuses earned during each fiscal year based on achievement of corporate financial performance goals, as described under “Executive Compensation – Compensation Discussion and Analysis” above. These bonuses were paid in four quarterly installments within one month following the end of the applicable quarter upon achieving the established quarterly net sales and/or quarterly pre-tax income goals for that quarter. Amounts do not include bonuses paid during a fiscal year, with respect to bonuses earned in a prior fiscal year.

(3)	Amounts listed are based upon our actual costs expensed in connection with such compensation.

(4)
In fiscal 2012, consists of $5,420 in supplemental health plan expenses reimbursed by us, $663 in group life insurance paid by us, $574 in disability insurance premiums paid by us, $444 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Severson’s 401(k) account. In fiscal 2011, consists of $5,191 in supplemental health plan expenses reimbursed by us, $648 in group life insurance paid by us, $616 in disability insurance premiums paid by us, $111 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Severson’s 401(k) account. In fiscal 2010, consists of $4,769 in supplemental health plan expenses reimbursed by us, $648 in group life insurance paid by us, $626 in disability insurance premiums paid by us and $6,125 in matching contributions made by us to Mr. Severson’s 401(k) account.

(5)
In fiscal 2012, consists of $4,516 in supplemental health plan expenses reimbursed by us, $460 in group life insurance paid by us, $458 in disability insurance premiums paid by us, $514 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Santa Ines’ 401(k) account. In fiscal 2011, consists of $4,323 in supplemental health plan expenses reimbursed by us, $445 in group life insurance paid by us, $477 in disability insurance premiums paid by us, $128 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Santa Ines’ 401(k) account. In fiscal 2010, consists of $4,419 in supplemental health plan expenses reimbursed by us, $432 in group life insurance paid by us, $480 in disability insurance premiums paid by us and $6,125 in matching contributions made by us to Mr. Santa Ines’ 401(k) account.

(6)
In fiscal 2012, consists of $17,611 in supplemental health plan expenses reimbursed by us, $484 in group life insurance paid by us, $480 in disability insurance premiums paid by us, $302 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Dr. Aron’s 401(k) account. In fiscal 2011, consists of $16,826 in supplemental health plan expenses reimbursed by us, $467 in group life insurance paid by us, $500 in disability insurance premiums paid by us, $75 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Dr. Aron’s 401(k) account. In fiscal 2010, consists of $15,388 in supplemental health plan expenses reimbursed by us, $454 in group life insurance paid by us, $504 in disability insurance premiums paid by us and $6,125 in matching contributions made by us to Dr. Aron’s 401(k) account.

(7)
In fiscal 2012, consists of $12,430 in supplemental health plan expenses reimbursed by us, $484 in group life insurance paid by us, $480 in disability insurance premiums paid by us, $600 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Dr. Ostoich’s 401(k) account. In fiscal 2011, consists of $11,920 in supplemental health plan expenses reimbursed by us, $467 in group life insurance paid by us, $500 in disability insurance premiums paid by us, $150 in long-term care insurance premiums paid by us and $4,531 in matching contributions made by us to Dr. Ostoich’s 401(k) account. In fiscal 2010, consists of $10,897 in supplemental health plan expenses reimbursed by us, $454 in group life insurance paid by us, $504 in disability insurance premiums paid by us and $6,062 in matching contributions made by us to Dr. Ostoich’s 401(k) account.

(8)
In fiscal 2012, consists of $12,430 in supplemental health plan expenses reimbursed by us, $460 in group life insurance paid by us, $458 in disability insurance premiums paid by us, $326 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Wood’s 401(k) account. In fiscal 2011, consists of $11,920 in supplemental health plan expenses reimbursed by us, $445 in group life insurance paid by us, $477 in disability insurance premiums paid by us, $82 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Wood’s 401(k) account. In fiscal 2010, consists of $10,897 in supplemental health plan expenses reimbursed by us, $432 in group life insurance paid by us, $480 in disability insurance premiums paid by us and $6,125 in matching contributions made by us to Mr. Wood’s 401(k) account.

Salary and Bonus in Proportion to Total Compensation. The following table sets forth the percentage of base salary and annual cash incentive bonus earned by each Named Executive Officer as a percentage of total compensation for fiscal 2012.

Named Executive Officer	Base Salary As a Percentage of Total Compensation	Annual Cash Incentive Bonus As a Percentage of Total Compensation
Clinton H. Severson	16%	15%
Alberto R. Santa Ines	18%	17%
Kenneth P. Aron, Ph.D.	19%	17%
Vladimir E. Ostoich, Ph.D.	19%	17%
Donald P. Wood	18%	17%

CEO Employment Agreement. In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described above in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other executives has employment agreements with us.

Grants of Plan-Based Awards in Fiscal 2012

The following table sets forth the grants of plan-based awards to our Named Executive Officers during fiscal 2012.

								All Other Stock Awards: Number of	Grant Date Fair Value of
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Shares of Stock or	Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (2)	Awards ($) (3)
Clinton H. Severson
Annual cash incentive bonus		131,250	525,000	1,050,000
Restricted stock units	5/2/2011							55,000	1,573,000
Alberto R. Santa Ines
Annual cash incentive bonus		75,000	300,000	600,000
Restricted stock units	5/2/2011							25,000	715,000
Kenneth P. Aron, Ph.D.
Annual cash incentive bonus		75,000	300,000	600,000
Restricted stock units	5/2/2011							25,000	715,000
Vladimir E. Ostoich, Ph.D.
Annual cash incentive bonus		75,000	300,000	600,000
Restricted stock units	5/2/2011							25,000	715,000
Donald P. Wood
Annual cash incentive bonus		75,000	300,000	600,000
Restricted stock units	5/2/2011							25,000	715,000

(1)
Actual cash performance bonuses, which were approved by the Board of Directors upon recommendation by the Compensation Committee based on achievement of corporate financial performance goals for fiscal 2012, were paid in four quarterly installments within one month following the end of the applicable quarter upon achieving the established quarterly net sales and/or quarterly pre-tax income goals. Actual cash performance bonuses are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)
Each of the equity-based awards reported in the “Grants of Plan-Based Awards” table was granted under, and is subject to, the terms of our 2005 Plan. The time-based vesting schedule of restricted stock unit grants during fiscal 2012 is described above in “Restricted Stock Units.”

(3)
Represents the fair value of the restricted stock unit award on the date of grant, pursuant to ASC 718. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 14, 2012 for additional information.

Outstanding Equity Awards at Fiscal Year End 2012

The following table shows, for the fiscal year ended March 31, 2012, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Clinton H. Severson	50,000	-	21.65	4/20/2014
							35,000	(4)	1,019,550
							46,750	(4)	1,361,827
							52,250	(4)	1,522,043
							55,000	(4)	1,602,150

Alberto R. Santa Ines	25,000	-	3.85	4/22/2013
	40,000	-	21.65	4/20/2014
							14,000	(4)	407,820
							21,250	(4)	619,012
							23,750	(4)	691,838
							25,000	(4)	728,250

Kenneth P. Aron, Ph.D.	40,000	-	21.65	4/20/2014
							14,000	(4)	407,820
							21,250	(4)	619,012
							23,750	(4)	691,838
							25,000	(4)	728,250

Vladimir E. Ostoich, Ph.D.	22,000	-	21.65	4/20/2014
							14,000	(4)	407,820
							21,250	(4)	619,012
							23,750	(4)	691,838
							25,000	(4)	728,250

Donald P. Wood							14,000	(4)	407,820
							21,250	(4)	619,012
							23,750	(4)	691,838
							25,000	(4)	728,250

(1)
Options granted to the Named Executive Officers expire ten years after the grant date. All options vest one-fourth on the first anniversary date of grant and vests at a rate of 1/48th for each full month thereafter. The options listed are now vested in full.

(2)	Represents the fair value of our common stock on the grant date of the option.

(3)
The value of the equity award is based on the closing price of our common stock of $29.13 on March 30, 2012, the last day of trading for our fiscal year ended March 31, 2012, as reported on the NASDAQ Global Select Market.

(4)
The four-year time-based vesting terms of the restricted stock units is as follows, assuming continuous employment: five percent of the shares vest after the first year; ten percent of the shares vest after the second year; 15 percent of the shares vest after the third year; and 70 percent of the shares vest after the fourth year.

Option Exercises and Stock Vested in Fiscal 2012

The following table shows all shares of common stock acquired upon exercise of stock options and value realized upon exercise, and all stock awards vested and value realized upon vesting, held by our Named Executive Officers during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Clinton H. Severson	10,417	256,154	50,750	1,443,100
Alberto R. Santa Ines	37,432	874,908	20,750	590,080
Kenneth P. Aron, Ph.D.	-	-	20,750	590,080
Vladimir E. Ostoich, Ph.D.	40,000	723,200	20,750	590,080
Donald P. Wood	-	-	20,750	582,520

(1)
The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, as reported on the NASDAQ Global Select Market, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on vesting of restricted stock units equals the fair market value of our common stock on the settlement date, multiplied by the number of shares that vested.

Severance and Change in Control Agreements

Employment Agreement

In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described below in “Executive Change of Control Severance Plan”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other executives has employment agreements with us.

Executive Change of Control Severance Plan

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board of Directors. In December 2008, our Board of Directors amended the Severance Plan to ensure its compliance with Section 409A of the Code and designated the following current executive officers as participants in the Severance Plan: Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Kenneth P. Aron, Ph.D., our Chief Technology Officer; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; Donald P. Wood, our Chief Operations Officer; and Martin V. Mulroy, our Chief Commercial Officer for North America Animal Health. In October 2009, our Board of Directors also designated the following executive officers as participants in the Severance Plan: Brenton G.A. Hanlon, our Vice President of Medical Sales and Marketing for North America and Achim Henkel, our Managing Director of Abaxis Europe GmbH.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable.

In addition, the Severance Plan provides that, if the participant’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•
on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•
payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, our benefits will be secondary to those provided under such other plan;

•
reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under our plans into individual policies following termination; and

•
payment of an amount equal to any excise tax imposed under Section 4999 of the Code, as well as a payment in reimbursement of excise and income taxes arising from the initial excise tax payment, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Incentive Plans

Under our 2005 Plan, in the event of a “change in control,” as such term is defined by the 2005 Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control. Our Compensation Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes our Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by our Compensation Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award. The Compensation Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share or performance unit, cash-based award or other share-based award held by a participant upon such conditions and to such extent as determined by our Compensation Committee. It is currently anticipated that awards granted to executive officers will accelerate fully on a change of control. The vesting of non-employee director awards granted under the 2005 Plan automatically will accelerate in full upon a change in control.

As described above, certain additional compensation is payable to a Named Executive Officer (i) if his employment was involuntarily terminated without cause, (ii) upon a change in control or (iii) if his employment was terminated involuntarily following a change in control. The amounts shown in the table below assume that such termination was effective as of March 31, 2012, and do not include amounts in which the Named Executive Officer had already vested as of March 31, 2012. The actual compensation to be paid can only be determined at the time of the change in control and/or a Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause (1)		Change In Control (No Termination)	Involuntary Termination Without Cause Following a Change In Control (2)
Clinton H. Severson
Salary and bonus	$1,800,000		-	$1,800,000
Vesting of restricted stock units (3)	$5,505,570		$5,505,570	$5,505,570
Health and welfare benefits	$14,202	(4)	-	$14,202	(4)
Excise tax reimbursement and related gross up (6)	-		-	-
Total	$7,319,772		$5,505,570	$7,319,772
Alberto R. Santa Ines
Salary and bonus	-		-	$1,016,000
Vesting of restricted stock units (3)	-		$2,446,920	$2,446,920
Health and welfare benefits	-		-	$10,868	(5)
Excise tax reimbursement and related gross up (6)	-		-	$478,344
Total	-		$2,446,920	$3,952,132
Kenneth P. Aron, Ph.D.
Salary and bonus	-		-	$1,036,000
Vesting of restricted stock units (3)	-		$2,446,920	$2,446,920
Health and welfare benefits	-		-	$37,150	(5)
Excise tax reimbursement and related gross up (6)	-		-	$320,696
Total	-		$2,446,920	$3,840,766
Vladimir E. Ostoich, Ph.D.
Salary and bonus	-		-	$1,036,000
Vesting of restricted stock units (3)	-		$2,446,920	$2,446,920
Health and welfare benefits	-		-	$26,788	(5)
Excise tax reimbursement and related gross up (6)	-		-	$285,630
Total	-		$2,446,920	$3,795,338
Donald P. Wood
Salary and bonus	-		-	$1,016,000
Vesting of restricted stock units (3)	-		$2,446,920	$2,446,920
Health and welfare benefits	-		-	$26,696	(5)
Excise tax reimbursement and related gross up (6)	-		-	$531,917
Total	-		$2,446,920	$4,021,533

(1)
Amounts relate to payments to Mr. Severson based on the aggregate of two years of salary, bonus, unvested restricted stock units and benefits if his employment with us is terminated for any reason other than cause (as defined in Mr. Severson’s amended and restated employment agreement effective October 2010).

(2)	Amounts assume that the Named Executive Officer was terminated without cause or due to constructive termination during the 18-month period following a change in control.

(3)
The value of the restricted stock unit assumes that the market price per share of our common stock on the date of termination of employment was equal to the closing price of our common stock of $29.13 on March 30, 2012, the last day of trading for our fiscal year ended March 31, 2012, as reported on the NASDAQ Global Select Market.

(4)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability, life insurance and long-term care benefits.

(5)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability and life insurance benefits.

(6)
For purposes of computing the excise tax reimbursement and related gross up payments, base amount calculations are based on the Named Executive Officer’s taxable wages for fiscal years 2008 through 2012.

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors for fiscal 2012.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)		Option Awards ($) (3)	All Other Compensation ($)	Total ($)
Vernon E. Altman	25,500	71,500	(4)	-	-	97,000
Richard J. Bastiani, Ph.D.	28,000	71,500	(4)	-	-	99,500
Michael D. Casey	28,500	71,500	(4)	-	-	100,000
Henk J. Evenhuis	30,500	71,500	(4)	-	-	102,000
Prithipal Singh, Ph.D.	28,500	71,500	(4)	-	-	100,000
Ernest S. Tucker, III, M.D. (5)	6,250	71,500		-	-	77,750

(1)
Clinton H. Severson, our Chief Executive Officer and Director, is not included in this table as he is an employee of Abaxis and receives no compensation for his services as a director. The compensation received by Mr. Severson as an employee is shown in the “Summary Compensation Table” above.

(2)
Each non-employee director listed in the table above was granted an award of 2,500 restricted stock units on May 2, 2011 under our 2005 Plan. Amounts listed in this column represent the grant date fair value of the awards in accordance with ASC 718. Amounts shown do not reflect whether the non-employee director has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table, see Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on June 14, 2012. No stock awards were forfeited by our non-employee directors during fiscal 2012.

(3)
No options were awarded to our non-employee directors in fiscal 2012, 2011 or 2010. As of March 31, 2012, the non-employee directors held the following number of outstanding options: Dr. Bastiani, 12,000; Mr. Evenhuis, 8,000; and Dr. Singh, 4,000. Mr. Altman and Mr. Casey did not hold any outstanding options as of March 31, 2012.

(4)	As of March 31, 2012, each of our non-employee directors held 2,500 shares of unvested restricted stock units.

(5)
Dr. Tucker did not stand for re-election in October 2011. Upon his retirement as a director, the Board of Directors approved the full acceleration of vesting of Dr. Tucker’s restricted stock units granted in May 2011.

Cash Compensation Paid to Board Members

During fiscal 2012, all non-employee directors received an annual retainer of $12,000, pro-rated based on the period of services provided by the non-employee director. The non-employee Chairs of our Audit Committee and Compensation Committee received an annual supplement of $5,000 and $2,000, respectively. Our non-employee directors each received $1,250 per board meeting attended and $1,000 per committee meeting attended. We also reimburse our non-employee directors for reasonable travel expenses incurred in connection with attending board and committee meetings. Directors who are employees receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors are eligible to receive awards under the 2005 Plan, but such awards are discretionary and not automatic. In fiscal 2012, 2011 and 2010, each non-employee director received an annual equity award of 2,500, 2,200 and 2,200, respectively, restricted stock units granted under the 2005 Plan, for the services provided by the non-employee director during the respective period. Each award of restricted stock units represents the right of the participant to receive, without payment of monetary consideration, on the vesting date, a number of shares of common stock equal to the number of units vesting on such date. Subject to the director’s continued service with us through the applicable vesting date, each restricted stock unit award will vest in full 12 months after the grant date. Under the terms of the 2005 Plan, the vesting of each non-employee director restricted stock unit award will also be accelerated in full in the event of a “change in control,” as defined in the 2005 Plan.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

During the fiscal year ended March 31, 2012, there was not, nor is there any currently proposed transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any executive officer, director or holder of more than 5% of any class of voting securities of the Company and members of that person’s immediate family had or will have a direct or indirect material interest, other than as set forth in the “Summary Compensation Table” above.

In June 2012, Achim Henkel, an executive officer of the Company, took a loan from the Company’s German subsidiary of approximately $200,000, bearing annual interest at 2.3% and payable by December 2012.  The loan constituted an apparent violation of U.S. law prohibiting loans by publicly-traded issuers to its executive officers.  The Company believes that the violation of the law was inadvertent.  Mr. Henkel did ensure that the loan was documented and recorded in the Company’s financial records and consulted the Company’s German accountants regarding the propriety of the loan, but failed to seek the approval of the Company’s Audit Committee in accordance with the Company’s policy of requiring advance Audit Committee review and approval of related-party transactions and did not inform the Company’s Chief Executive Officer or Chief Financial Officer.  Had Mr. Henkel followed the Company’s established procedures, the loan would not have been extended.  The Company’s Chief Executive Officer and Chief Financial Officer became aware of the loan in August 2012, promptly investigated the matter, caused Mr. Henkel to repay the loan and brought the matter to the attention of the Audit Committee.  The Audit Committee reviewed the transaction and reviewed and approved actions taken by management in response, including efforts to re-educate all of its executive officers regarding the requirements of the Company’s related-party transactions policy and the Company’s internal controls on payments to the Company’s officers and directors.  In addition, the Company intends to adopt an expanded written policy regarding the approval of related-party transactions.

Indemnification Agreements

We generally enter into indemnity agreements with our directors and certain of our executive officers. These indemnity agreements require us to indemnify these individuals to the fullest extent permitted by law.

Related-Person Transactions Policy and Procedures

Pursuant to the requirements set forth in the charter of our Audit Committee, our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties. We do not currently have any additional written procedures governing the process for addressing related-person transactions, but as described in “Certain Relationships and Related Transactions” above, we intend to adopt a formal written policy that will set forth additional procedures to be followed in seeking approval for such transactions.  In approving or rejecting proposed transactions, our audit committee generally considers the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing standards, as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management, and its independent registered public accounting firm, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Altman, Mr. Casey, Mr. Evenhuis and Drs. Bastiani and Singh. In making this determination, the Board found that none of the directors had a material or other disqualifying relationship with the Company. Mr. Severson, the Company’s Chairman, President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of annual meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Company shareholders may be “householding” proxy materials. A single set of annual meeting materials may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker. Direct your written request to Abaxis, Inc., Alberto R. Santa Ines, Chief Financial Officer and Secretary, 3240 Whipple Road, Union City, California 94587 or contact Alberto R. Santa Ines at 1-510-675-6500. Shareholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

ALBERTO R. SANTA INES
Chief Financial Officer and Secretary

September 17, 2012

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2012 is available without charge upon written request to: Investor Relations, Abaxis, Inc., 3240 Whipple Road, Union City, California 94587.

 APPENDIX A

ABAXIS, INC.

2005 EQUITY INCENTIVE PLAN

	6.5	Transferability of Options	A-14
7.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS		A-14
	7.1	Types of SARs Authorized	A-14

A-i

(continued)

A-ii

(continued)

PAGE

	10.6	Nontransferability of Restricted Stock Unit Awards	A-22
11.	DEFERRED COMPENSATION AWARDS		A-22
	11.1	Establishment of Deferred Compensation Award Programs	A-22
	11.2	Terms and Conditions of Deferred Compensation Awards	A-22
12.	OTHER STOCK-BASED AWARDS		A-24
13.	CHANGE IN CONTROL		A-24
	13.1	Effect of Change in Control on Options and SARs	A-24
	13.2	Effect of Change in Control on Restricted Stock Awards	A-24
	13.3	Effect of Change in Control on Performance Awards	A-25
	13.4	Effect of Change in Control on Restricted Stock Unit Awards	A-25
	13.5	Effect of Change in Control on Deferred Compensation and Other Stock-Based Awards	A-25
14.	COMPLIANCE WITH SECURITIES LAW		A-25
15.	TAX WITHHOLDING		A-26
	15.1	Tax Withholding in General	A-26
	15.2	Withholding in Shares	A-26
16.	AMENDMENT OR TERMINATION OF PLAN		A-26
17.	MISCELLANEOUS PROVISIONS		A-26
	17.1	Repurchase Rights	A-26
	17.2	Provision of Information	A-27
	17.3	Rights as Employee, Consultant or Director	A-27
	17.4	Rights as a Shareholder	A-27
	17.5	Fractional Shares	A-27
	17.6	Severability	A-27
	17.7	Beneficiary Designation	A-27
	17.8	Unfunded Obligation	A-28
	17.9	Choice of Law	A-28

A-iii

ABAXIS, INC.
2005 EQUITY INCENTIVE PLAN

1.	Establishment, Purpose and Term of Plan.

1.1           Establishment.  The Abaxis, Inc. 2005 Equity Incentive Plan (the “Plan”) is hereby established effective as of its approval by the shareholders of the Company (the “Effective Date”).  The Plan is the successor to the Company’s 1998 Stock Option Plan and its share reserve.

1.2   Purpose.  The purpose of the Plan is to advance the interests of the Participating Company Group and its shareholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s shareholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company.  The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Performance Cash Awards, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.

1.3   Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed.  However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2.	Definitions and Construction.

2.1   Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)  “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities.  For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b)  “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Performance Cash Award, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan.

(c)      “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Change in Control” means, unless otherwise defined by the Participant’s Award Agreement or contract of employment or service, an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations.  The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(f)       “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g)  “Committee” means the Compensation Committee or other committee of the Board consisting of at least two members of the Board that has been duly appointed to administer the Plan and having such powers as shall be specified by the Board.  If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(h)  “Company” means Abaxis, Inc., a California corporation, or any successor corporation thereto.

(i)       “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

(j)       “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k)  “Director” means a member of the Board.

(l)       “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(m)     “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n)      “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.  The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.  For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)       “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)       Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the New York Stock Exchange or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable.  If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)  Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(q)       “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r)       “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s)       “Net-Exercise” means a procedure by which the Participant will be issued a number of shares of Stock determined in accordance with the following formula:

X =	Y(A-B)/A, where

X =	the number of shares of Stock to be issued to the Participant upon exercise of the Option;

Y =	the total number of shares with respect to which the Participant has elected to exercise the Option;

A =	the Fair Market Value of one (1) share of Stock;

B =	the exercise price per share (as defined in the Participant’s Award Agreement).

(t)       “Nonemployee Director” means a Director who is not an Employee.

(u)      “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(v)       “Officer” means any person designated by the Board as an officer of the Company.

(w)      “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan.  An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(x)       “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

(y)       “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:

(i)  the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

(ii)     a merger or consolidation in which the Company is a party;

(iii)   the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

(iv)    a liquidation or dissolution of the Company.

(z)       “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(aa)     “Participant” means any eligible person who has been granted one or more Awards.

(bb)     “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(cc)     “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(dd)     “Performance Award” means an Award of Performance Shares,  Performance Units or a Performance Cash Award.

(ee)     “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ff)      “Performance Cash Award” means an award granted pursuant to the terms and conditions of Section 9.4 representing a right granted to a Participant to receive a payment equal to a specified amount of cash, as determined by the Committee, based on performance.

(gg)    “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(hh)    “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(ii)      “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(jj)      “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(kk)    “Restricted Stock Award” means an Award of Restricted Stock.

(ll)      “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(mm)  “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(nn)    “Retirement” means termination as an Employee of a Participating Company at age 55 or older, provided that the Participant was an Employee for at least five consecutive years prior to the date of such termination.

(oo)     “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(pp)     “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(qq)     “Section 162(m)” means Section 162(m) of the Code.

(rr)     “Securities Act” means the Securities Act of 1933, as amended.

(ss)     “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant.  A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service.  Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company.  However, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option, unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract.  Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement.  A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company.  Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(tt)  “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(uu)    “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but excluding those Awards described in Sections 6 through 11 of the Plan.

(vv)     “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(ww)    “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(xx)     “Vesting Conditions” mean those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2   Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	Administration.

3.1   Administration by the Committee.  The Plan shall be administered by the Committee.  All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2   Administration with Respect to Insiders.  With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.3   Committee Complying with Section 162(m).  While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.4   Powers of the Committee.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)       to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b)       to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c)       to determine the Fair Market Value of shares of Stock or other property;

(d)       to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)       to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f)       to approve one or more forms of Award Agreement;

(g)      to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h)      to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i)       without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Nonstatutory Stock Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Nonstatutory Stock Option and otherwise provides substantially equivalent terms and conditions as the replaced Nonstatutory Stock Option, as determined by the Committee;

(j)       to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k)      to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(l)       to delegate to the Chief Executive Officer or the Chief Financial Officer the authority with respect to ministerial matters regarding the Plan and Awards made under the Plan.

3.5   Option or SAR Repricing.  Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of cash and/or new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof.  This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

3.6   Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	Shares Subject to Plan.

4.1           Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be six million seven hundred eighty-six thousand (6,786,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.  If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan.  Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 15.2.  Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment.  If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised.

4.2   Adjustments for Changes in Capital Structure.  Subject to any required action by the shareholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan.  For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number.  The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods.  The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	Eligibility and Award Limitations.

5.1   Persons Eligible for Awards.  Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Service only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards comply with the distribution requirements of Section 409A of the Code.

5.2           Participation.  Awards other than Nonemployee Director Awards are granted solely at the discretion of the Committee.  Eligible persons may be granted more than one Award.  However, excepting Nonemployee Director Awards, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3   Incentive Stock Option Limitations.

(a)  Persons Eligible.  An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”).

(b)  Fair Market Value Limitation.  To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options.  For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.  If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code.  If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising.  In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first.  Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4   Award Limits.

(a)  Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed six million seven hundred eighty-six thousand (6,786,000) shares.

(b)  Minimum Vesting for Full Value Awards.  Except with respect to a maximum of five percent (5%) of the shares of Stock authorized for issuance under Section 4.1, any Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards (“Full Value Awards”) which vest on the basis of the Participant’s continued Service shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months.

(c)  Section 162(m) Award Limits.  The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(i)      Options and SARs.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than 100,000 shares.

(ii)     Restricted Stock and Restricted Stock Unit Awards.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than 500,000 shares.

(iii)   Performance Share and Performance Unit Awards.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than 500,000 shares for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving value equal to more than 500,000 shares for each full fiscal year of the Company contained in the Performance Period for such Award.

(iv)    Performance Cash Awards.  In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of five million dollars ($5,000,000).

(v)     Stock-Based Awards.  Subject to adjustment as provided in Section 4.2, no Employee may be granted Stock-Based Awards which could result in the Employee receiving more than 50,000 shares (or equivalent value) in any fiscal year of the Company.

6.	Terms and Conditions of Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish.  No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1   Exercise Price.  The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option.  Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2   Exercisability and Term of Options.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option.  Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3   Payment of Exercise Price.

(a)       Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice of exercise electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof.  The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)       Limitations on Forms of Consideration.

(i)  Tender of Stock.  Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(ii)     Cashless Exercise.  The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4   Effect of Termination of Service.

(a)  Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.

(b)  Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c)  Extension if Participant Subject to Section 16(b).  Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5   Transferability of Options.  During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative.  Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

7.	Terms and Conditions of Stock Appreciation Rights.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish.  No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1   Types of SARs Authorized.  SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”).  A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2   Exercise Price.  The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3   Exercisability and Term of SARs.

 (a)  Tandem SARs.  Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

 (b)  Freestanding SARs.  Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.

7.4   Deemed Exercise of SARs.  If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.5   Effect of Termination of Service.  Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.

7.6   Nontransferability of SARs.  During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative.  Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8.	Terms and Conditions of Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish.  No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1   Types of Restricted Stock Awards Authorized.  Restricted Stock Awards may or may not require the payment of cash compensation for the stock.  Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.5.  If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.6(a).

8.2   Purchase Price.  The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

8.3   Purchase Period.  A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee.

8.4   Vesting and Restrictions on Transfer.  Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.5, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.  During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7.  Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.5   Voting Rights; Dividends and Distributions.  Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a shareholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.  However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.6           Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant.  The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.7   Nontransferability of Restricted Stock Award Rights.  Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution.  All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	Terms and Conditions of Performance Awards.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish.  No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1   Types of Performance Awards Authorized.  Performance Awards may be in the form of either Performance Shares, Performance Units or a Performance Cash Award.  Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2   Initial Value of Performance Shares and Performance Units.  Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share.  Each Performance Unit shall have an initial value determined by the Committee.  The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3   Establishment of Performance Period, Performance Goals and Performance Award Formula.  In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant.  To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain.  Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period.  The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4   Performance Cash Awards.  A Performance Cash Award is a cash award with a targeted specified dollar amount that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may also require the completion of a specified period of Service.  At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion.  The Board may provide for or, subject to such terms and conditions as the Board may specify and in compliance with the requirements of Section 409A of the Code, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event.  The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

9.5   Measurement of Performance Goals.  Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a)  Performance Measures.  Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry.  Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee.  For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award.  Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award.  Performance Measures may be one or more of the following, as determined by the Committee: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; stock price; earnings per share; return on shareholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; market share; daily average revenue trades; asset gathering metrics; number of customers; customer satisfaction; product development; product quality; completion of a joint venture or other corporate transaction; completion of identified special project; and overall effectiveness of management; or such other measures as determined by the Committee consistent with this Section 9.5(a).

(b)  Performance Targets.  Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period.  A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.6   Settlement of Performance Awards.

(a)  Determination of Final Value.  As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b)  Discretionary Adjustment of Award Formula.  In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.  With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c)  Payment in Settlement of Performance Awards.  As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.6(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award.  Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.

9.7   Voting Rights; Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited.  Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock.  The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date.  Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee.  Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.6.  Dividend Equivalents shall not be paid with respect to Performance Units.  In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.8   Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a)  Death or Disability.  If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period.  Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.6.

(b)  Other Termination of Service.  If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety.

9.9   Nontransferability of Performance Awards.  Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	Terms and Conditions of Restricted Stock Unit Awards.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish.  No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1         Grant of Restricted Stock Unit Awards.  Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.5.  If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.6(a).

10.2         Vesting.  Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.5, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

10.3         Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled.  Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock.  The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date.  Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.  In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.4         Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.5         Settlement of Restricted Stock Unit Awards.  The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes.  Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.6         Nontransferability of Restricted Stock Unit Awards.  Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.	Deferred Compensation Awards.

11.1         Establishment of Deferred Compensation Award Programs.  This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section.  The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan that is exempt from or compliant with the requirements of Section 409A of the Code and under which:

(a)  Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

(b)  Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

(i)  shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

(ii)     cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

(iii)    cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.

11.2        Terms and Conditions of Deferred Compensation Awards.  Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish.  No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a)  Vesting Conditions.  Deferred Compensation Awards shall not be subject to any vesting conditions.

(b)  Terms and Conditions of Stock Units.

(i)      Voting Rights; Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled.  Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock.  The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement.  Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award.  In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.

(ii)     Settlement of Stock Unit Awards.  A Participant electing to receive an Award of Stock Units pursuant to this Section 11, shall specify at the time of such election a settlement date with respect to such Award.  The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award.  Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares.  Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

(iii)    Nontransferability of Stock Unit Awards.  Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

12.	Other Stock-Based Awards.

In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

13.	Change in Control.

Notwithstanding any other provision of the Plan, any unexercisable or unvested portion of each outstanding Award held by a Nonemployee Director or an officer and any shares acquired upon the exercise thereof shall be immediately exercisable and vested in full as of the date ten (10) days prior to the date of a Change in Control but conditioned upon the consummation of the Change in Control.

13.1        Effect of Change in Control on Options and SARs.

(a)  Accelerated Vesting.  Notwithstanding any other provision of the Plan to the contrary except as provided in this Section 13, the Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine.

(b)  Assumption or Substitution.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options and SARs (as the case may be) for the Acquiror’s stock.  Any Options or SARs which are not assumed by the Acquiror in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)  Cash-Out of Options.  The Committee may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or SAR outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each vested share of Stock subject to such canceled Option or SAR in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control over the exercise price per share under such Option or SAR (the “Spread”).  In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of their canceled Options and SARs as soon as practicable following the date of the Change in Control.

13.2        Effect of Change in Control on Restricted Stock Awards.  The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock Award that, in the event of a Change in Control, the lapsing of the Restriction Period applicable to the shares subject to the Restricted Stock Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated effective immediately prior to the consummation of the Change in Control to such extent as specified in such Award Agreement.  Any acceleration of the lapsing of the Restriction Period that was permissible solely by reason of this Section 13.2 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

13.3        Effect of Change in Control on Performance Awards.  The Committee may, in its discretion, provide in any Award Agreement evidencing a Performance Award that, in the event of a Change in Control, the Performance Award held by a Participant whose Service has not terminated prior to the Change in Control or whose Service terminated by reason of the Participant’s death or Disability shall become payable effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

13.4        Effect of Change in Control on Restricted Stock Unit Awards.  The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock Unit Award that, in the event of a Change in Control, the Restricted Stock Unit Award held by a Participant whose Service has not terminated prior to such date shall be settled effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

13.5         Effect of Change in Control on Deferred Compensation and Other Stock-Based Awards.  The Committee may, in its discretion, provide in any Award Agreement evidencing a Deferred Compensation Award or other Stock-Based Award that, in the event of a Change in Control, the amounts payable pursuant to such Award shall be settled effective as of the date of the Change in Control to such extent as specified in such Award Agreement and in compliance with the requirements of Section 409A of the Code, to the extent applicable.

14.	Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.	Tax Withholding.

15.1         Tax Withholding in General.  The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or Net Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto.  The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2         Withholding in Shares.  The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group.  The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16.	Amendment or Termination of Plan.

The Board or the Committee may amend, suspend or terminate the Plan at any time.  However, without the approval of the Company’s shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule.  No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee.  In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule, including Section 409A of the Code.

17.	Miscellaneous Provisions.

17.1        Repurchase Rights.  Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted.  The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.  Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

17.2        Provision of Information.  Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.

17.3        Rights as Employee, Consultant or Director.  No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.  Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time.  To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

17.4        Rights as a Shareholder.  A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

17.5        Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

17.6        Severability.  If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

17.7        Beneficiary Designation.  Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse.  If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

17.8         Unfunded Obligation.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974.  No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company.  The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.  Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion.  In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company.  A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

17.9         Choice of Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on October 24, 2012.

Vote by Internet
• Go to www.investorvote.com/ABAX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Clinton H. Severson *	☐	☐	02 - Vernon E. Altman *	☐	☐	03 - Richard J. Bastiani, Ph.D. *	☐	☐
	04 - Michael D. Casey *	☐	☐	05 - Henk J. Evenhuis *	☐	☐	06 – Prithipal Singh, Ph.D. *	☐	☐

* each to serve until the 2013 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

Proposal 2:  To approve an amendment to the 2005 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance thereunder by 900,000 and increase the maximum number of shares that may be issued pursuant to incentive stock options and to reapprove the Internal Revenue Code Section 162(m) performance criteria and award limits.
For ☐	Against ☐	Abstain ☐

Proposal 3:  To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.
For ☐	Against ☐	Abstain ☐

Proposal 4:  To ratify the selection of Burr Pilger Mayer, Inc. as the independent registered public accounting firm of Abaxis, Inc. for the fiscal year ending March 31, 2013.
For ☐	Against ☐	Abstain ☐

B.  Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Abaxis, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 24, 2012

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Clinton H. Severson and Alberto R. Santa Ines, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Abaxis, Inc. a California corporation, that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Abaxis, Inc. to be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, on Wednesday, October 24, 2012, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement for the 2012 Annual Meeting of Shareholders of Abaxis, Inc. (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXYHOLDERS UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.